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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING

AND PROXY STATEMENT

March 11, 2008

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2008 Annual Meeting of Stockholders on April 23, 2008. The meeting will begin promptly at 9:00 a.m. local time in the Auditorium of NCR’s World Headquarters Building, located at 1700 South Patterson Boulevard in Dayton, Ohio.

The accompanying notice of the annual meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the annual meeting.

This year we are pleased to be able to offer to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the annual meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. local time

Date:

Wednesday, April 23, 2008

Place:

Auditorium at NCR’s World Headquarters Building

1700 South Patterson Blvd.

Dayton, Ohio 45479

Purpose:

•	Elect two Class C directors to hold office for three-year terms, each until his respective successor is duly elected and qualifies;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2008; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 11, 2008, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

March 11, 2008

NCR Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

We are making these proxy materials available to you on the Internet beginning on March 11, 2008. If you prefer a printed copy of the proxy materials, you must request one, and we will mail you a printed copy of the proxy materials, at no cost to you. These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2008 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m., Eastern Time, on April 23, 2008, at the Company’s World Headquarters Building at the address above.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to new rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.investorEconnect.com), telephone (1-800-579-1639) or by email (sendmaterial@investorEconnect.com) on or before April 3, 2008. If requesting material by email, please send a blank email with the 12-digit Control# (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write or call us at 1700 S. Patterson Boulevard, Attn: Investor Relations, Dayton, Ohio 45479 (phone: 937-445-5905), to request separate copies of the proxy materials at no cost to you. If you do not wish to participate in the householding program, please call 1-800-542-1061 to “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date for the meeting, February 11, 2008, you are entitled to vote at the meeting. There were 173,252,852 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on our environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to or at the meeting.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the two Class C director nominees (see page 6); and

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2008 (see page 69).

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the direct stock purchase and sale plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services (“Mellon”), for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Quorum for Meeting: Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the record date, the close of business on February 11, 2008, constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors and to ratify the appointment of our independent registered public accounting firm. Broker “non-votes” and abstentions are not votes cast under Maryland law and, therefore, will have no effect on the outcome of the vote for any item. Broker “non-votes” occur when a broker returns a properly executed proxy but does not vote on a particular item because the broker does not have the authority to vote on a proposal because it has not received voting instructions from the beneficial owner. We do not expect that brokers will lack authority to vote on either of the proposals that will be considered at the meeting.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on the back of the booklet. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in NCR’s next quarterly report filed with the SEC.

Teradata Spin-Off

In September 2007, the Company completed a transaction in which it strategically separated one of its business units, referred to as the Teradata Division (“Teradata”), into a separate publicly-held corporation, Teradata Corporation. The spin-off of Teradata required the Company to take a number of actions, including making adjustments necessary to account for changes in the operating business of the Company.

Uncertificated Shares

On January 25, 2006, the Board of Directors approved an amendment and restatement of the Company’s Bylaws which, among other things, allows the Company to issue uncertificated shares of stock. As a result of a resolution adopted by the Board of Directors, the Company will no longer issue stock certificates. However, stockholders whose shares are uncertificated will have all of the same rights as stockholders who were previously issued stock certificates and whose shares continue to be represented by certificates.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned as of January 31, 2008 by each executive officer named in the Summary Compensation Table below on page 35, and each non-employee director and nominee and the current directors and current executive officers as a group. As of that date, the then-current directors and executive officers as a group beneficially owned 1.3% of NCR stock. In addition to the shares shown in this table, the directors and executive officers hold restricted stock units that have not yet vested, as listed in footnote 7 to the following table.

Name	Total Shares Beneficially Owned(1)(2)	Shares Covered by Options(3)
Non-Employee Directors
Edward (Pete) Boykin, Director	72,035	39,724
Gary Daichendt, Director	10,479	3,724
Mark Frissora, Director(4)	42,588	19,724
Linda Fayne Levinson, Independent Lead Director	111,477	77,770
C.K. Prahalad, Director	123,336	77,770
Named Executive Officers
William Nuti, Director and Officer	1,057,254	892,308
Malcolm Collins, Officer	65,471	38,432
Peter Lieb, Officer	43,830	25,716
Christine Wallace, Officer	273,138	208,726
Peter Bocian, Former Officer(5)	10	0
Robert Fishman, Former Officer	16,759	12,438
Michael Koehler, Former Officer(6)	31,674	0
Current Directors and Executive Officers as a Group (17 persons)	2,214,427	1,701,970

(1)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 24,311 shares granted to Mr. Boykin that were deferred pursuant to his election until the time of his departure from the Board.

(2)  This column includes shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director. The pledge applies to all shares listed for each individual in the table above which are held in such individual’s Fidelity brokerage account.

(3)  This column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after January 31, 2008. These shares are also included in the Total Shares Beneficially Owned column. For officers who are eligible for a “retirement” under the Company’s benefit plans, this includes the following options that would accelerate upon such retirement: Ms. Wallace, 10,983 shares, and an officer who is not an executive officer named in the Summary Compensation Table, 4,362 shares.

(4)  Includes an aggregate of 280 shares held by Mr. Frissora’s sons.

(5)  Includes 10 shares of common stock held by Mr. Bocian’s wife.

(6)  Includes an aggregate of 21,503 shares of common stock held by Mr. Koehler and his wife.

(7)  In addition to the shares listed in the table, directors hold the following number of restricted stock units that have not vested as of the filing date of this proxy statement: Mr. Boykin, 327 (the receipt of which Mr. Boykin has elected to defer); and Messrs. Daichendt, Frissora and Prahalad and Ms. Levinson, 327. The executive officers also hold the following number of restricted stock units that have not vested as of the filing date of this proxy statement, in addition to the shares listed in the table: Mr. Nuti, 222,658; Mr. Collins, 68,560; Mr. Fishman, 14,246; Mr. Lieb, 47,801; Ms. Wallace, 31,654; and other executive officers who are not named in the Summary Compensation Table, 86,997.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	27,150,000	(1)	15.3%

Cramer Rosenthal McGlynn, LLC 520 Madison Avenue New York, New York 10022	11,943,816	(2)	6.7%

OZ Management LP 9 West 57th Street, 39th Floor New York, New York 10019	9,783,709	(3)	5.5%

Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, New York 10153	9,231,987	(4)	5.2%

(1)	Information is based upon a Schedule 13G/A filed by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, with the SEC on February 14, 2008. FMR reports ownership of shares held by its direct and indirect subsidiaries, including Fidelity Management & Research Company (“Fidelity”), Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and Fidelity International Limited. These FMR entities have sole dispositive power over all 27,150,000 shares and sole voting power with respect to 4,762,089 shares.

Fidelity is the beneficial owner of 22,056,555 of the shares shown above as a result of acting as investment adviser to various investment companies (“Funds”). Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Funds each has sole dispositive power over the 22,056,555 shares owned by the Funds.

(2)	Information is based upon a Schedule 13G filed by Cramer Rosenthal McGlynn, LLC (“CRM”) with the SEC on February 14, 2008. According to this filing, CRM has sole voting power over 10,901,616 of the shares, shared voting power over 33,100 of the shares, sole dispositive power over 11,295,266 of the shares and shared dispositive power over 648,550 of the shares.

(3)	Information is based upon a Schedule 13G filed by OZ Management LP (“OZ”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Capital Management Group LLC (“OZM”) and Daniel S. Och with the SEC on February 11, 2008. According to this filing, OZ has sole voting power and sole dispositive power over 9,327,872 shares, OZHC has sole voting power and sole dispositive power over 9,327,872 shares, OZM has sole voting power and sole dispositive power over 9,783,709 shares and Daniel S. Och has sole voting power and sole dispositive power over 9,783,709 shares.

(4)	Information is based upon a Schedule 13G/A filed by Glenview Capital Management, LLC and Lawrence M. Robbins with the SEC on February 14, 2008. According to the filing, Glenview Capital Management, LLC and Lawrence M. Robbins have shared voting power and shared dispositive power over all the shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms for the directors in Classes A, B and C of the Board of Directors expire at the annual meetings of stockholders in 2009, 2010, and 2008, respectively.

Messrs. Frissora and Prahalad are Class C Directors whose current terms are expiring at the 2008 annual meeting. Messrs. Frissora and Prahalad have been nominated for reelection to serve until the 2011 annual meeting of stockholders and until their successors are elected and qualify.

Proxies solicited by the Board will be voted for the election of each of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that any of these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director.

Class C—Current Terms Expiring in 2008 and New Terms Expiring in 2011:

Mark Frissora, 52, became Chief Executive Officer of The Hertz Corporation, a car and equipment rental company, on July 19, 2006, and became Chairman of the Board of The Hertz Corporation on January 1, 2007. Prior to becoming Chief Executive Officer of The Hertz Corporation, Mr. Frissora was Chairman and Chief Executive Officer of Tenneco Inc. (“Tenneco”), a manufacturer of automotive emission control and ride control products and systems, from March 2000, after serving as its President and Chief Executive Officer from November 1999 until March 2000. Mr. Frissora became a director of NCR on June 5, 2002.

C.K. Prahalad, 66, is the Paul and Ruth McCracken Distinguished University Professor at The Ross School of Business, University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From 2000 to 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Teradata Corporation, Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

Directors Whose Terms of Office Continue

Class A—Current Terms Expiring in 2009:

William Nuti, 44, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company (“Symbol Technologies”). Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following 10 years at Cisco Systems where he held positions of increasing responsibility, advancing to the dual role of senior vice president of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at IBM, Netrix Corporation and Network Equipment Technologies. Mr. Nuti became a director of NCR on August 7, 2005.

Gary Daichendt, 56, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, a manufacturer of communications and information technology networking products. Mr. Daichendt is also a director of ShoreTel Inc. Mr. Daichendt became a director of NCR on April 26, 2006.

Class B—Current Terms Expiring in 2010:

Edward “Pete” Boykin, 69, is Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, a position he has held since October 2007. He served as President and Chief Operating Officer of Computer Sciences Corporation, an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation, a data warehousing and analytic technologies company. Mr. Boykin became a director of NCR on June 5, 2002.

Linda Fayne Levinson, 66, is Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, a position she has held since July 2006. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer and Chair of Vendare Media (subsequently merged with Netblue and known as VendareNetblue). From November 2006 through June 2007, she was also Chair of the Board of Directors of X1 Technologies, Inc., an Idealab company providing secure enterprise desktop search solutions. Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. She is also a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to oversee the performance of the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The Board’s Corporate Governance Guidelines, as well as the Board’s committee charters, are found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. You may obtain a written copy of these guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 12 of this proxy statement. The Board’s independent directors meet regularly in executive session. Effective October 1, 2007, the Board of Directors appointed Linda Fayne Levinson as the Board’s Independent Lead Director. As the Independent Lead Director, Ms. Levinson will preside at the executive sessions of the Board of Directors during 2008.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the Board annually determines whether each director is considered independent, taking into account the independence guidelines of the New York Stock Exchange and the factors listed immediately following this paragraph, which are included as Exhibit B, Definition of Director Independence, to the Board’s Corporate Governance Guidelines referenced above, in addition to those other factors it may deem relevant. No director may qualify as independent unless the Board affirmatively determines (i) under the New York Stock Exchange (“NYSE”) listing standards, that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR); and (ii) under the Company’s independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•

has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•

has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, including payments in the previous three years to or from the Company to another company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•

has not received compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Edward (Pete) Boykin, Gary Daichendt, Mark Frissora, Linda Fayne Levinson and C.K. Prahalad meet the New York Stock Exchange listing independence standards and the Company’s independence standards. In evaluating and determining the independence of Mr. Frissora, the Board of Directors considered the relationship between NCR and The Hertz Corporation. Mr. Frissora is the Chairman of the Board and Chief Executive Officer of The Hertz Corporation, which has various commercial relationships with NCR. The Board of Directors determined that none of these relationships, alone or in the aggregate, were material. There were no other transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

The Board met 15 times last year. In 2007, all of the directors attended 75 percent or more of the total number of meetings of the Board and the committee(s) on which he or she serves. In addition, while there is no formal policy regarding director attendance at the annual meetings of stockholders, NCR’s directors have a practice of attending the Company’s annual meetings. All of the directors then in office attended the Company’s 2007 annual meeting of stockholders.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•

is solely responsible for hiring and terminating the Company’s independent registered public accounting firm and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with NCR’s independent registered public accounting firm its quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive and Financial Officers the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

The Audit Committee has three members, Edward (Pete) Boykin, Gary Daichendt and C.K. Prahalad, each of whom is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Mr. Boykin is an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in October 2007. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee:    This committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of NCR’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and approves NCR’s executive compensation plans;

•

monitors NCR’s compliance with the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, NYSE rules relating to approval of equity compensation plans and all other applicable laws affecting employee compensation and benefits;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees NCR’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

This committee currently has two members, Linda Fayne Levinson and Mark Frissora, each of whom the Board of Directors has determined meets the NYSE listing independence standards and the Company’s independence standards.

This committee is authorized to and has directly engaged its compensation consultant, Frederic W. Cook & Co., to review the Company’s long-term incentive program, the Management Incentive Plan and other key programs related to the compensation of executive officers. In 2007, the committee directed its consultant to conduct market studies, review publicly available market data and be readily available for consultation with this committee and its members regarding such matters.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was adopted as revised by the Board of Directors in January 2008. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee Interlocks and Insider Participation:    Mr. Ringler, a former NCR director who served as a director in 2007, served as President and Interim Chief Executive Officer from March 30, 2005, to August 7, 2005.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

This committee is authorized to engage consultants to review the Company’s director compensation program. In 2007, the committee engaged Mercer Human Resource Consulting, Inc. as its consultant to conduct market studies, review publicly available market data concerning various elements of potential director compensation, including retainer and meeting fees and long-term incentive payments, and be readily available for consultation with this committee and its members regarding such matters.

The Committee on Directors and Governance is composed entirely of independent directors, Edward (Pete) Boykin, Linda Fayne Levinson and C.K. Prahalad.

Selection of Nominees for Directors

Your directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the Board. The director selection process is described in detail in the Board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. In 2007, the Committee on Directors and Governance engaged Egon Zehnder International to assist in identifying qualified candidates for open Class A, Class B and Class C Director positions. As of the date of this proxy statement, the committee has not selected additional candidates for these open positions. All candidates are evaluated by the committee using the qualification guidelines included as part of the Board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors examine candidates’ business skills and experience, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm. See “Procedures for Stockholder Proposals and Nominations” on page 70 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2008 annual meeting were recommended by the Committee on Directors and Governance. All of these candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation and Human Resource Committee		Audit Committee		Committee on Directors and Governance
Edward (Pete) Boykin	X			X	*	X
Gary Daichendt				X
Mark Frissora		X
Linda Fayne Levinson	X	X	*			X
William Nuti	X
C.K. Prahalad	X			X		X	*
Number of meetings in 2007	0	14		12		4

*Chair

Communications with Directors

Stockholders wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chairman of the Board, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 1700 South Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on NCR’s corporate governance web site at http://www.ncr.com/

corpgovernance/corpgov_code_ conduct.htm. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2007, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, except that the Company filed one late report on behalf of Christine Wallace, the Company’s Senior Vice President, Worldwide Customer Services, in connection with a single transaction involving the use of shares to satisfy tax withholding in connection with vesting of restricted stock previously awarded.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 26, 2008

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair

Mark P. Frissora, Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

I.	Executive Summary

Our named executive officers discussed in this Compensation Discussion and Analysis and the related compensation tables are the officers listed in the table below (collectively, the “Named Executive Officers”).

Name	Title as of December 31, 2007
William Nuti	Chairman of the Board, Chief Executive Officer and President
Peter Bocian	Former Senior Vice President and Chief Financial Officer
Robert Fishman	Interim Chief Financial Officer
Malcolm Collins	Senior Vice President, Financial Solutions Division
Peter Lieb	Senior Vice President, General Counsel and Secretary
Christine Wallace	Senior Vice President, Worldwide Customer Services
Michael Koehler	Former Senior Vice President, Teradata Division

The Compensation and Human Resource Committee of our Board of Directors (the “Committee”) has the sole authority to make compensation-related decisions for the Company’s executive officers, including our Named Executive Officers. The Committee relies on five key objectives to drive its executive compensation decisions: (i) attract, retain and motivate high quality talent; (ii) ensure a strong correlation between our executives’ actual compensation earned and the delivery of successful operating performance for the Company; (iii) establish commonality of interest between our executives and stockholders; (iv) ensure executive compensation programs are financially sound for the Company; and (v) embrace policies reflecting best practices.

The material elements of executive compensation used to achieve these objectives are cash compensation (base salary and annual cash incentives (“Cash Compensation”)) and long-term equity incentives (stock options, time-based restricted stock units and performance-based restricted stock units). In addition, we provide to our Named Executive Officers severance and change in control arrangements, and, on a limited basis, retirement benefits and executive perquisites.

Compensation of our Named Executive Officers is highly performance-based. We use performance-based cash and equity incentives to reward our Named Executive Officers for achieving performance targets set annually by the Committee. On average in 2007, nearly half of the total compensation (based on target) for our Named Executive Officers was performance-based. The portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company, ensuring that our senior officers are held most accountable to our stockholders.

II.	Overview of Executive Compensation

A.	Introduction

Our Compensation Discussion and Analysis includes:    (i) an overview of the Company’s executive compensation program, including a discussion of the compensation philosophy of the Committee and the material elements of compensation earned by or paid to our Named Executive Officers; and (ii) an analysis of the compensation decisions made by the Committee in 2007.

Information regarding two Named Executive Officers, Messrs. Bocian and Koehler, who are no longer with NCR, is included in our Compensation Discussion and Analysis. Mr. Bocian is included because he served as the Company’s Chief Financial Officer (“CFO”) until May 2007, which caused him to be a Named Executive Officer under the SEC proxy disclosure rules. Mr. Koehler is included because he served as the Company’s Senior Vice

President, Teradata Division, during 2007 and his compensation for services to the Company during 2007 caused him to be a Named Executive Officer under the SEC proxy disclosure rules. Also included is Mr. Fishman, who served as our Interim Chief Financial Officer (“Interim CFO”) during 2007 and part of 2008. Mr. Fishman was no longer serving as our Interim CFO as of the filing date of this proxy statement, but he continues to serve as the Company’s Controller.

In order to understand the compensation decisions made in 2007, it should be noted that in September 2007, the Company completed a transaction in which it strategically separated one of its business units, referred to as the Teradata Division (“Teradata”), into a separate publicly-held corporation, Teradata Corporation. The spin-off of Teradata (the “Spin-Off”) required the Committee to take a number of actions, such as the adjustment of equity awards, the grant of Spin-Off recognition awards and the reevaluation of the Company’s peer group.

B.	Compensation Philosophy and Framework

Our executive compensation program is designed to achieve five key objectives. Each objective, including its underlying supporting principles, is described below.

1. Attract, retain and motivate high quality talent. To achieve this objective, we generally set target compensation for Named Executive Officers at or near the competitive market median. For certain high performing executives or as needed to attract executives from outside the Company, we may set target compensation levels above the median or even near the 75th percentile. In addition, we condition our equity awards upon multi-year vesting schedules to encourage our executives to remain with us throughout the entire vesting period. We also offer a highly-leveraged performance-based compensation program that allows our executives to attain higher payouts based on their successful performance.

2. Ensure a strong correlation between our executives’ actual compensation earned and the delivery of successful operating performance for the Company. A significant portion of our executives’ compensation and our key program elements are performance-based. Performance-based compensation is a strong motivator of key, successful behaviors because it links compensation earned with company performance. We use three types of programs to accomplish this: annual performance-based equity awards, our performance-based annual cash incentive plan, and special performance awards for exemplary individual contributions paid in the form of cash or equity. As a result of the substantial focus on performance-based compensation, actual realized pay may fall above or below the targeted levels described above.

3. Establish commonality of interest between our executives and stockholders. We use both performance-based cash and equity programs, including performance shares and stock options, that tie actual payouts to Company performance and changes in stockholder value. This ensures that the majority of executive compensation is paid only in the event that operating performance objectives are achieved and stockholder value increases. The performance measures focus on the successful attainment of both individual executive and Company-level objectives over both annual and multi-year periods. Thus, the performance measures support the Company’s short-term and long-term strategy and the use of equity-based compensation helps to ensure that executives think and act like stockholders. Additionally, we maintain an executive stock ownership policy that encourages executives to accumulate a specified amount of Company stock, to retain a portion of shares acquired through the vesting of performance stock units or restricted stock units, and to hold shares obtained through the exercise of stock options.

4. Ensure executive compensation programs are financially sound for the Company. We take appropriate steps to maximize the tax-deductibility of executive compensation and to avoid unnecessary cash flow costs, accounting charges and share dilution. Costs under the annual incentive plan and the performance share plan are incurred only to the extent that underlying performance goals are attained. In addition, an annual budget is set for both annual incentive payouts and aggregate long-term incentive expense and share dilution, each of which is set based on careful assessment of competitive peer levels and affordability compared to the annual operating plan approved by the Board of Directors.

5. Embrace policies reflecting best practices. We strive to be a leader in best practices by monitoring evolving executive compensation best practice standards and implementing such policies into our executive compensation programs as appropriate.

The Committee, which oversees our executive compensation program, evaluates these objectives regularly to ensure that they are consistent with our goals and needs.

C.	Role of Compensation Consultant and Chief Executive Officer

The Committee has the authority to determine compensation-related decisions for the Company’s executive officers, set plan metrics and make other compensation-related decisions as authorized and required by its charter. The Committee considers recommendations from its compensation consultant, Frederic W. Cook & Co. (“FWC”), as well as our Chief Executive Officer and Chairman of the Board, Mr. Nuti (whom we refer to as our “CEO”) in making such decisions.

As discussed on page 10 of this proxy statement, under its Charter, the Committee is authorized to and has directly engaged FWC, who is independent of the Company’s management and reports directly to the Committee. FWC has no economic relationships with the Company other than its role in advising the Committee. FWC works with management only under the direction and approval of the Committee on matters that fall within the Committee’s responsibility as outlined in its charter. FWC plays an integral role in providing the Committee expert advice regarding compensation matters for the executive officers, including the CEO, such as information about competitive market rates; assistance in the design of the variable incentive plans, including the establishment of performance goals; assistance in the design of indirect compensation programs (e.g., change in control policy, general severance and perquisites); and assistance with Section 162(m) compliance, disclosure matters, and other technical matters.

Our CEO attends most meetings of the Committee and participates by discussing with, and making recommendations to, the Committee regarding candidates for executive positions, compensation packages for new and existing executives, and executive benefits. Our CEO also provides recommendations to the Committee concerning the financial performance metrics to be used to determine short-term and long-term incentive compensation for all executive officers. Although our CEO provides written input regarding his compensation that describes his accomplishments for the applicable calendar year, he is not present at Committee meetings during the time decisions are made regarding his compensation levels, as the decision-making authority on this matter rests with the Committee. In an effort to ensure our compensation consultant remains independent from management, our CEO typically will not meet with the Committee’s compensation consultant in the absence of the Committee. Our CEO did not meet with or speak directly with FWC at any time in 2007 in the absence of the Chair of the Committee.

D.	General Compensation Levels

Each year, we review the base salaries, annual incentive opportunities and long-term incentive opportunities offered to our executives, including the Named Executive Officers, to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The Committee establishes the amount of each compensation element using the factors described in this Compensation Discussion and Analysis for each compensation element. Cash Compensation is generally set with market median as a guideline. However, we may at times pay top performers in key business roles closer to the 75th percentile in order to attract and/or retain them. In some cases, the actual compensation of a Named Executive Officer may be below median, and the actual compensation of a Named Executive Officer who is in a key business role may be below the 75th percentile. Long-term incentives are generally based upon a combination of affordability, market practice and retention objectives.

In setting compensation, the Committee considers affordability to the Company by balancing the Company’s desire to attract, motivate, and retain top executives against the cost of providing executive compensation at levels necessary to do so. As a result, affordability considerations are central to the Committee’s compensation-setting process. Sections II and III of this Compensation Discussion and Analysis describe the Committee’s consideration of affordability for each element of compensation, as applicable.

Our compensation policies and practices are consistently applied to each Named Executive Officer. Our CEO is compensated at substantially higher Cash Compensation and equity levels than the other Named Executive Officers to reflect the market rate for CEO talent, the strategic nature of his position as the senior executive leading the entire organization, the extent and scope of his responsibilities, his performance and the judgment that he brings to his position.

E.	Analytical Tools

The Company’s management and the Committee’s compensation consultant, FWC, conduct analyses of our executive compensation and related decisions using various tools to assess external and internal factors. Management and FWC complete analyses of external factors using market surveys and peer group data. Management conducts analysis of internal factors using internal equity, tally sheets and affordability.

1.	External Analysis—Market Surveys and Peer Group Analysis

We use several methods to benchmark the various elements of our executive compensation program in order to gauge where we stand versus the market and to assist the Committee with setting compensation for our executives. Both management and FWC prepare separate analyses of competitive data. These two separate sources of data are used to ensure that adequate perspective and information is available to the Committee to use when making compensation decisions. FWC generally leads the effort to develop and present peer group data that is used by the Committee. FWC’s typical independent analysis includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of NCR’s similarly ranked Named Executive Officers to the lower, median and upper quartiles of the entire group. The analysis also includes a comprehensive analysis of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee to develop an annual budget for aggregate, Company-wide long-term incentives.

The unique combination of industries represented by our business units creates challenges in identifying comparable companies for executive compensation benchmarking. We select our peer group by examining our competitors in terms of industry, size and recruiting. That is, we look first at companies with similar business models in comparable industries that are of reasonably similar size based primarily on annual revenue and market capitalization. Then, in addition to industry peers, we examine companies that compete with us for executive talent on a national and geographically-specific basis.

Prior to the Spin-Off, our peer group for 2007 consisted of the following companies:

Avaya Inc.	Cognos Inc.	CA International	Diebold Inc.
DST Systems Inc.	EMC Corporation	Fiserv Inc.	Hewlett-Packard
Hyperion Solutions Corp.	IBM	Lexmark International Inc.	Micros Systems Inc.
Oracle Corporation	Pitney Bowes, Inc.	Symbol Technologies Inc.	Unisys Corp.

The Committee reevaluated the Company’s peer group in connection with the Spin-Off to reflect the change in our business. Following the Spin-Off, our peer group for 2007 consisted of the following companies:

Agilent Technologies Inc.	Andrew Corporation	Avaya Inc.	Commscope Inc.
Diebold Inc.	DST Systems Inc.	EMC Corporation	Fiserv Inc.
Harris Corp.	Imation Corp.	Juniper Networks Inc.	Lexmark International Inc.
Logitech International SA	Network Appliance Inc.	Pitney Bowes, Inc.	SanDisk Corp.
Seagate Technology	Sun Microsystems Inc.	Tellabs Inc.	Unisys Corp.
Western Digital Corp.

Management’s analyses typically concentrate on comparing the compensation of our executive officers against that of similar roles found in publicly available executive compensation market surveys. In 2007, we used five surveys for the analysis, three of which were general industry in nature and two of which concentrated on companies in high-tech industries. The surveys included both NCR competitors and non-competitors. The number of companies in each survey ranged from approximately 100 to over 700. The Committee was not provided with the names of the companies who participated in these surveys. We chose these particular surveys for several reasons. First, a few surveys are global surveys that enable us to obtain salary structure market data in numerous countries under a consistent methodology. Second, the surveys are broad in that they include positions in a variety of disciplines. Using this approach allows us to collect substantial and meaningful market data through the purchase of a limited number of surveys. Management’s market survey process involves matching the roles of our executives to descriptions of roles in various surveys based on job content, organizational alignment, revenue size, and, at times, industry. We then compare the actual base salary, target annual cash incentives, and actual long-term incentive values for our Named Executive Officers to those found for the matching roles in the surveys. We generally make comparisons at the median and 75th percentile levels. Management also periodically reviews survey data compiled by other compensation consultants to benchmark how we compare to the market on other compensation components, such as executive perquisites or the provisions of severance plans or agreements. In such instances where management presents competitive or market data to the Committee that affects our Named Executive Officers, FWC reviews the methodology and results for appropriateness and accuracy.

2.	Internal Analysis—Internal Equity, Tally Sheets and Affordability

We strive to balance the compensation of our executives with the external market, as described above, and our internal compensation structure. The Committee regularly reviews tally sheets prepared by management when considering compensation changes for our executives. Tally sheets provide total compensation history, an analysis of the value of future vestings at current and assumed future prices, and estimates of benefits provided to each executive upon various termination scenarios. The tally sheets are used by the Committee to review the degree to which historic compensation, including unvested equity awards and separation benefits, support the Company’s retention objectives. The tally sheets are also used to compare year over year compensation as part of the process of setting compensation for the next year.

In addition to the tally sheets, management also prepares an overview of each executive’s base salary, annual incentive targets, and long term incentive award in comparison to internal peers. To maintain fairness throughout the executive ranks, we strive to ensure a level of consistency with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s performance.

Affordability considerations from both a cash outlay and accounting expense impact are central to the Committee’s compensation-setting process. When considering decisions for every element of compensation (cash, equity, perquisites and other benefits), both the needs of the business and the cost of the compensation programs are considered to ensure the sustainability of any changes going forward. The Committee’s goal with respect to all elements is to pay enough to attract, motivate, and retain talented executives while maintaining the overall cost of the Company’s executive compensation program at a level that the Committee deems to be reasonable and in the best interests of the Company’s stockholders.

F.	Elements of Executive Compensation

We used several compensation elements in our executive compensation program in 2007, consisting of:

•	Cash Compensation, consisting of:

o	Base salary, and

o	Annual incentives (such as the annual cash award opportunities available under the Management Incentive Plan);

•	Long-term equity incentives;

•	Executive perquisites; and

•	Post-termination compensation, including severance, change in control arrangements, and retirement benefits.

When designing compensation plans or making compensation decisions, certain elements are evaluated together, if appropriate, and the magnitude of compensation in one element may impact the magnitude and design of other elements. For example, base salary and annual cash incentives, which together comprise Cash Compensation, are evaluated together so as to make better comparisons both internally and externally. The ratio between the two components is evaluated to ensure our cash compensation structure is leveraged appropriately for the position and against our competitors. When an increase in base salary is proposed, the impact on annual incentives is also evaluated since the incentive is calculated via a formula applied to base salary. Cash Compensation relative to peer group companies and market data is a factor when determining the amount of, and even the form of, annual long-term incentive awards for the Named Executive Officers. Total direct compensation and the amount of leverage in the total compensation package are evaluated against competitive data as well. The fact that NCR has relatively few executive perquisites is a factor, albeit usually a small one, when making base salary decisions. This factor does become more important when hiring an executive from outside the company who has significantly more perquisites at his or her prior company as we may increase salary to compensate for the forfeited perquisites. While the actual payouts or results of post-termination compensation decisions are dependent upon cash compensation and equity compensation decisions (since they are based on a multiple of compensation), post-termination plan designs are generally made independently of and do not factor into cash compensation and equity decisions. In addition, post-termination compensation decisions are made less frequently than decisions on the other elements of compensation.

1.	Cash Compensation

In 2007, we provided Cash Compensation to our Named Executive Officers through base salary and one or more annual incentive opportunities. This is consistent with both general market practice and the practices of our peer group, which typically provide base salary and annual incentives in the form of cash.

In determining the Cash Compensation component for each Named Executive Officer, we look at compensation data of comparable positions at companies in the peer group, comparable positions as reflected in market surveys, and the Cash Compensation arrangements of our other senior executives. In the case of a new hire, we would also consider the amount of performance or retention bonuses that the prospective executive may be forfeiting by leaving his or her current employer. Affordability considerations are also central to the Committee’s compensation-setting process for all elements, including Cash Compensation. With respect to Cash Compensation, affordability is measured on the basis of the amount of cash that is necessary to fund each element. For short-term incentives, we analyze whether payouts above target are balanced against the additional profitability the over-performance drives.

a.	Base Salary

In order to ensure successful business performance, we strive to set base salaries at a level that is competitive with the general market and our peer group to attract and retain top quality executive talent and to ensure a reasonable level of overall fixed costs. Generally, the median of the relevant market data as described above is used as a guideline for determining base salary. In January or February of each year, and at other times during the year as necessary, the base salary of each of our Named Executive Officers is reviewed and approved. Adjustments to base salary levels on a year over year basis depend largely on the Committee’s assessment of market data and Company, business unit, and individual performance. The Named Executive Officers’ performance, expertise, and internal positioning are also factored into the annual review, and the CEO provides recommendations as to pay actions with respect to the Named Executive Officers other than himself.

b.	Short-Term Incentives

We provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. Our short-term incentive structure ensures that a significant portion of each executive officer’s Cash Compensation is “at risk” and payable only when our stockholders have also benefited from his or her efforts. The annual cash incentives paid in 2007 were paid under the Management Incentive Plan, which was approved by our stockholders in 2006 (the “Management Incentive Plan”).

The Management Incentive Plan is designed to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such that bonuses paid to our Named Executive Officers under this plan are fully deductible for federal income tax purposes. The awards payable are established pursuant to a formula approved by our stockholders, and the Committee may use negative discretion to reduce the amount of such awards.

The Committee established a series of objectives to be considered, in addition to any other factors the Committee deemed appropriate, in exercising such negative discretion for awards granted in 2007 (the “2007 Management Incentive Plan Objectives”). The 2007 Management Incentive Plan Objectives consisted of three components:

1.	Financial Performance Objectives: Each Named Executive Officer was assigned financial performance objectives linked to corporate and/or business unit performance applicable to his or her role.

2.	Stretch Objectives: Our CEO, Mr. Nuti, and Named Executive Officers with business unit responsibilities (Messrs. Collins and Koehler and Ms. Wallace) were assigned objectives relating to their respective business unit’s financial performance, if applicable, or strategic business goals in addition to the performance metrics assigned for the financial performance objectives described above.

3.	Diversity Objectives: Each Named Executive Officer was subject to objectives relating to the Company’s endeavors to increase the diversity of its domestic managerial workforce.

2.	Long-Term Incentives

We implemented our long-term incentive program to ensure that a large portion of total compensation for executives is directly aligned with Company performance and tied to changes in stockholder value. Long-term equity awards granted to our Named Executive Officers in 2007 were made under the 2006 NCR Corporation Stock Incentive Plan (the “Stock Incentive Plan”) approved by our stockholders in 2006. The use of equity (i) unites all executives in a common set of goals and fosters stock ownership, which creates commonality of interests with stockholders, and (ii) enhances the retentive aspect of the overall compensation program by requiring executives to remain employed for a multi-year period until awards fully vest.

Our long-term incentive opportunities offered to our executives, including the Named Executive Officers, are granted in amounts that are (i) competitive with market practices, (ii) supportive of our executive recruitment and retention objectives, (iii) internally equitable among our executives, and (iv) fit within the expense plan of the Company. As described in more detail in Section III.C.1 and 2 of this Compensation Discussion and Analysis, equity awards are granted during our annual awards cycle and, from time to time, on an ad-hoc basis.

We used three types of equity awards under our long-term incentive plan in 2007: performance-based restricted stock units, stock options and time-based restricted stock units.

•	Performance-Based Restricted Stock Units. The performance-based restricted stock units granted to our Named Executive Officers during the normal award process vest only if, at the end of a three-year performance period, we have achieved specific Cumulative Net Operating Profit (“CNOP”) goals. Additional details regarding the awards and CNOP are provided in the narrative to the 2007 Grants of Plan-Based Awards Table on pages 40-41. Fifty percent of the annual awards granted in 2007 were in the form of performance-based restricted stock units.

•	Stock Options. The stock option awards granted to our Named Executive Officers in 2007 vest through continued service over four years in equal annual 25 percent increments. This feature is intended to ensure that a Named Executive Officer will realize meaningful value from his or her award only if he or she remains employed with us for at least four years and the market price of our common stock appreciates over that time. Fifty percent of the annual awards granted in 2007 were in the form of Stock Options.

•	Time-Based Restricted Stock Units. The time-based restricted stock units granted to our Named Executive Officers in 2007 vest at a predetermined date in the future. The vesting schedules of all grants awarded during 2007 are illustrated in the Grants of Plan-Based Awards Table on pages 42-43. During 2007, time-based awards were granted to the Named Executive Officers in connection with the Spin-Off.

3.	Executive Perquisites

Consistent with our compensation philosophy to maximize performance-based components of the overall compensation program, perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. The perquisites provided to our Named Executive Officers are limited to items that enable them to be more efficient (such as financial counseling), balance their personal, business, and travel schedules (such as limited use of the corporate aircraft, Company-owned lodging at a historical site the Company uses for meetings and other events, and rental cars), and promote their continued good health (such as the Executive Medical Program). The Committee monitors our perquisite practices closely and must approve any perquisites before they can be offered to an executive.

4.	Retirement Benefits

We provide retirement benefits to our employees to attract and retain talented employees and to assist our employees in planning for their retirement. Historically, we have provided retirement benefits to our United States (“U.S.”) employees under a number of defined benefit pension plans. However, all of our U.S. defined benefit plans were closed to new entrants in 2004 and were frozen as of December 31, 2006. Plans that are applicable to one or more of our Named Executive Officers consist of:

•	The NCR Pension Plan – a broad-based tax-qualified defined benefit pension plan for our U.S. employees;

•

The NCR Nonqualified Excess Plan – a non-tax-qualified defined benefit pension plan that restores benefits to participants in the NCR Pension Plan that would otherwise be lost under that plan due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans; and

•

The Retirement Plan for Officers of NCR – a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the NCR Nonqualified Excess Plan for designated executives, including some of the Named Executive Officers.

The actuarial present values of the accumulated pension benefits of the Named Executive Officers who participate in these plans as of the end of 2007, as well as other information about each of our defined benefit pension plans, are reported in the Pension Benefits Table and the narrative thereto on page 50.

5.	Change in Control Arrangements

Potential transactions that could result in a change in control may be considered by the Company. We want to ensure that in such an event, we retain key staff members and promote independence and objectivity in the consideration of potential transactions that may maximize stockholder value. In order to further these objectives, in 2006, we adopted a Change in Control Severance Plan. The design and magnitude of benefits under this plan were considered in the context of other factors, such as the amount of unvested equity compensation and the value of such awards, which together create a strong linkage between management’s interests and those of stockholders.

The Change in Control Severance Plan provides for separation payments and benefits to our executives based on the plan level, or “tier,” to which the executive is assigned by the Committee. We selected these benefit levels for the different tiers because, based on our analysis, they represent the most common market practices. The market data supports including the CEO and CFO in Tier I. While market data supports inclusion of business unit Senior Vice President positions and infrastructure positions in either Tier I or Tier II, our CEO recommended, and our Committee agreed, that business unit Senior Vice President positions should be in Tier I and infrastructure positions should be in Tier II. This differentiation was made because of the increased need to retain the focus of the specialized leaders of our revenue-producing business units during a time of change, while maintaining the affordability of the entire change in control program. Accordingly, Messrs. Nuti and Collins and Ms. Wallace participate in Tier I, and Messrs. Fishman (as Controller) and Lieb participate in Tier II. In addition, in 2007, Messrs. Bocian and Koehler participated in the plan in Tier I while they were employees of NCR, and Mr. Fishman participated in the plan in Tier I while he served as Interim CFO.

The Change in Control Severance Plan has a double-trigger – the events that trigger such payment are that a change in control has occurred, and, within the two year period following the change in control, (i) a participant’s employment is terminated by the Company without cause (other than by reason of the participant’s death or disability) or (ii) a participant’s employment is terminated by the participant for good reason. Additional details regarding the payments and benefits provided to the Named Executive Officers upon satisfaction of the double-trigger are described in the discussion of Potential Payments Upon Termination and Change in Control beginning on page 51 of this proxy statement.

6.	Severance Benefits

To ensure that we offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers, including the Named Executive Officers.

We do not have individual severance agreements with Messrs. Bocian, Fishman, Collins, Lieb, Koehler or Ms. Wallace. Instead, they are or were covered under our standard U.S. Reduction-in-Force Plan, with the exception of Mr. Collins, who is covered under our United Kingdom (“U.K.”) Reduction-in-Force Plan. Generally, these plans provide employees with severance benefits if we terminate their employment in connection with a business restructuring (unless the termination is for cause). The Spin-Off did not trigger a severance payment to Mr. Koehler. The payments and other benefits provided under these plans reflect the fact that it may be difficult for these individuals to find comparable employment within a short period of time. We have a separate severance arrangement with Mr. Nuti. A description of the reduction-in-force plans and the severance arrangement with Mr. Nuti, as well as the estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of December 31, 2007, are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 51 of this proxy statement.

G.	Equity Award Grant Practices

Our approval process for making equity awards to our executives and other employees works as follows:

•	Annual Awards: Grants of annual equity awards, including stock option grants, are effective on the first calendar day of the month immediately following the date the Committee meets to approve the award. Because the Committee traditionally reviews grant recommendations and approves annual equity awards at its February meeting, the effective date for annual grants will typically be March 1 each year, as was the case for annual awards granted in 2007.

•	Ad hoc Awards: In the case of an award approved by the Committee at any meeting that is scheduled at least 30 days in advance of the meeting date, the effective date for the award will be the first calendar day of the month immediately following the date the Committee approves the award. In the case of awards approved by the Committee at any meeting that is scheduled with less than 30 days notice (a “special meeting”), or via an action by unanimous written consent (“Action by Consent”), the effective date for the award will be determined as follows:

o

With respect to awards approved at a special meeting held on or before the 15th day of the month, or via an Action by Consent fully executed on or before the 15th day of the month, the effective date will be the first calendar day of the month immediately following the special meeting or Action by Consent.

o

With respect to awards approved at a special meeting held on or after the 16th day of the month, or via an Action by Consent fully executed on or after the 16th day of the month, the effective date will be the first calendar day of the second month immediately following the special meeting or Action by Consent.

o	In no case will an ad hoc award for a newly hired employee be effective prior to the recipient’s effective date of employment.

Our processes for determining exercise price as well as the number of shares granted are as follows:

•	Exercise Price: The exercise price for stock option awards is the closing market price of our common stock on the effective date of the award.

•	Shares Awarded: It is our practice to determine the dollar amount of equity compensation, approved by the Committee, that we want to provide to our Named Executive Officers and then to convert those values into a specific number of shares or options using the average closing price of NCR stock on the 20 trading days immediately preceding but not including the grant effective date.

H.	Equity Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, which operate to promote commonality of interest between management and our stockholders by encouraging our executives to accumulate a substantial stake in our common stock. The guidelines encourage the executives to accumulate ownership of common stock equal to two times base salary (three times base salary in the case of our CEO) over a period of five years. For these purposes, ownership includes shares owned outright by the executive, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR stock through the Company’s Section 401(k) savings plan. Stock options are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of our executive officers’ commitment to value creation.

I.	Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. We believe that the incentive compensation paid in 2007 to our executive officers, including the Named Executive Officers, qualifies as performance-based compensation for purposes of Section 162(m) of the Code and is fully deductible for federal income tax purposes, except that a limited number of incentive awards that were accelerated in connection with the Spin-Off became non-deductible upon such acceleration. While we generally try to ensure the deductibility of the incentive compensation paid to our executive officers, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

III.	Analysis of Compensation Decisions Made in 2007

A.	Base Salary

Base salary decisions are made after evaluating peer group data, market data, internal equity among executives, and individual performance. The table below describes, for each Named Executive Officer, all actions that the Committee took in connection with salary in 2007.

Named Executive Officer	Change in Salary	Rationale
Nuti, William	None	Mr. Nuti did not receive an increase to his base salary in 2007 to ensure that a larger portion of his total compensation was performance-based, thereby holding him more accountable to stockholders.
Bocian, Peter	$40,000 Merit Increase	Mr. Bocian’s ten percent merit increase was provided in order to bring him closer to market median for his role as CFO.
Fishman, Robert	$29,500 Promotion- Related Increase	This increase was awarded upon Mr. Fishman’s promotion to Controller. This, when combined with a higher bonus opportunity, afforded Mr. Fishman with a 25 percent increase in cash compensation, which we consider to be substantial yet reasonable for a promotion to this level.
	$10,000 Merit Increase	This increase represented a five percent merit increase for Mr. Fishman, which is in line with the standard merit increase of top performing, U.S.-based NCR employees.
	$30,000 Promotion- Related Increase	This increase was awarded upon Mr. Fishman’s promotion to Interim CFO. This increase recognized his interim position and allowed him to be in line not only with market median for his role as Controller, but also with the former NCR Controller.
Collins, Malcolm	£29,000 Merit Increase	Mr. Collins’ salary was increased to reduce the gap between his current salary and that of U.K.-based market data for a comparable position.
Lieb, Peter	$20,000 Merit Increase	A five percent merit increase was provided to Mr. Lieb to bring him closer to market median for his role as General Counsel.
Wallace, Christine	$20,000 Merit Increase	Ms. Wallace was provided this increase to bring her closer to market median for her role in leading a major sector of the Company.
	$30,000 Positioning Increase	This increase was provided to Ms. Wallace to enhance the parity among the top functional leaders in the new organizational model.
Koehler, Michael	$75,000 Merit Increase	Mr. Koehler’s increase was provided in anticipation of him becoming CEO of Teradata Corporation in connection with the Spin-Off.

The base salaries paid to the Named Executive Officers during 2007 are reported in the Summary Compensation Table on page 35.

B.	Short-Term Incentives

The cash incentive awards payable in 2007 to each Named Executive Officer were made under the Management Incentive Plan. The awards payable to each Named Executive Officer equaled 1.5 percent and 0.75 percent of the Company’s earnings before interest and taxes (EBIT) for Mr. Nuti and each of the other Named Executive Officers, respectively. The awards were then adjusted downward by the Committee through the application of negative discretion. EBIT is used to determine the awards payable to ensure that bonuses are determined as a percentage of controllable profit. We use a measure that excludes interest and taxes to ensure that profit is defined based on operating results that the Named Executive Officers can directly influence. The funding percentages were set at a level sufficient to ensure reasonable award levels under all expected future scenarios, taking into consideration possible changes in the level of EBIT that might result from operational performance, as well as merger and acquisition and related activities, such as the Spin-Off that occurred in 2007. The Management Incentive Plan, including the formula to determine awards payable, was approved by stockholders at the April 26, 2006 Annual Stockholders’ Meeting.

In 2007, the Committee used its discretion to adjust the awards payable under the Management Incentive Plan downward based on: (i) the 2007 Management Incentive Plan Objectives, which included financial performance objectives, stretch objectives and diversity objectives; and (ii) other factors it deemed appropriate, each as discussed below. The table below presents the award payable using EBIT (due to the Spin-Off, the Teradata data warehousing business results are not included in EBIT) and the actual awards paid under the Management Incentive Plan for 2007. The awards paid under the Management Incentive Plan in 2007 are reported in the Summary Compensation Table on page 35 and the Summary Compensation Supplemental Table on page 37. Additional information about these awards is also reported in the Grants of Plan-Based Awards Table on pages 42-43.

Named Executive Officer	Award Established by EBIT Formula ($)	Actual Award Granted ($)
Nuti, William	3,900,000	2,368,432
Bocian, Peter	1,950,000	0
Fishman, Robert	1,950,000	270,318
Collins, Malcolm	1,950,000	575,489
Lieb, Peter	1,950,000	373,029
Wallace, Christine	1,950,000	515,841
Koehler, Michael*	1,950,000	338,627

*The amount reported for Mr. Koehler reflects his earnings under the Management Incentive Plan for the nine months he was employed by NCR. Due to Mr. Koehler’s appointment in connection with the Spin-Off as the Chief Executive Officer of Teradata Corporation, Teradata Corporation has determined and will pay such amount to Mr. Koehler in accordance with the metrics it set under the Teradata Management Incentive Plan.

1.	Financial Performance Objectives

The 2007 financial performance objectives were based on a percentage of base salary and comprised of a set of financial performance metrics measured at the corporate level and, if applicable, business unit level, as illustrated in the table below. The weightings of such performance metrics are also reflected in the table. We determined the target bonus payout as a percent of salary after assessing external market conditions and evaluating annual incentive award levels in the peer group and in the various industries in which we operate. This external research indicated that, depending on the level of responsibility and size of the organization, executives typically received bonuses in the range of 50 to 100 percent of base salary. Target bonus levels were set based on the executive’s level of responsibility and impact on the success of the business.

Depending on the actual performance results, between zero and 200 percent of each executive’s target payout could be possible under the financial performance objectives for 2007.

Named Executive Officer	Target Bonus Payout (% of Base Salary)	Weighting of Performance Metrics
		Corporate NPOICC*	Business Unit NPOI**	Business Unit Revenue
Nuti, William	100%	100%	—	—
Bocian, Peter	75%	100%	—	—
Fishman, Robert	75%	100%	—	—
Collins, Malcolm	75%	25%	37.5%	37.5%
Lieb, Peter	60%	100%	—	—
Wallace, Christine	75%	50%	50%	—
Koehler, Michael	75%	25%	37.5%	37.5%

* NPOICC – Non-Pension Operating Income after Capital Charge

** NPOI – Non-Pension Operating Income

As the table indicates, at least a portion of each Named Executive Officers’ annual financial objective is dependent on the corporate non-pension operating income after capital charge (“NPOICC”). In 2007, the corporate NPOICC threshold, target and maximum performance goals, as adjusted in connection with the Spin-Off, were set at $416.1 million, $449.2 million, and $544.0 million, respectively, for all Named Executive Officers, except that in connection with the Spin-Off, the goals for Mr. Koehler were set by Teradata Corporation, and Teradata Corporation determined and will pay such awards. Non-pension operating income (“NPOI”) is essentially our operating income as reported under generally accepted accounting principles, but without taking into consideration the impact of pension income or expense for the year. Generally, we exclude the impact of our pension plans when calculating our operating income because their impact on financial performance is better considered over several years, and does not directly relate to an executive officer’s performance or the Company’s success in operations. In addition, for purposes of determining annual incentive award payouts, from time to time we may also exclude non-operational items, such as significant currency fluctuations, acquisitions or restructurings, when computing NPOI for the Company as a whole or our business units. The NPOI of the Company was adjusted in 2007 for the write-off of radio frequency identification assets. Some business unit NPOIs were also adjusted in 2007 for items that impacted the business unit’s results, but were not included in such business unit’s original 2007 financial plans. Business unit revenue was also adjusted for the impact of foreign currency rate fluctuation.

Non-pension operating income is then adjusted to take into consideration capital charges for the year as these charges represent our cost of capital as used in our operations and corporate activities. By incorporating this factor into the performance measure, we are able to ensure the Named Executive Officers consider the long-term impact of their decisions as well as the short-term financial consequences. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current liabilities. As a result, we expect the 2007 Management Incentive Plan Objectives to motivate the Named Executive Officers to prudently manage our assets as they strive to increase revenue and lower operating costs. We use NPOICC as a measure because it reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs. We also use this measure because it is simple to calculate and easily understood by both employees and stockholders, and it is a measure that we track throughout the year. As a result, by using NPOICC as a primary consideration in the exercise of negative discretion, we believe that we are able to influence behaviors that will lead to our financial success.

For the annual financial objectives in 2007, we set the target level for our NPOICC at our projected one-year business growth objective as we believed that achieving this goal represented a solid step in meeting our long-

term strategic financial objectives. We set the operating income and/or revenue target levels for each business unit to exceed its 2006 operating results by an amount that would represent acceptable growth if the business unit was being evaluated as a stand-alone business and would reflect an appropriate contribution relative to our other business units towards our operating income objectives. In making determinations of the desired threshold, target, and maximum performance levels for each financial and strategic measure, we also considered the general economic climate and the specific market conditions that we were likely to face in the upcoming year in each of the business sectors in which we operate. We also tend to set the threshold, target, and maximum performance levels for annual incentive awards to ensure that the relative level of difficulty of achieving the target level is consistent from year to year. The 2007 annual financial objectives also contained a payout threshold, below which there would be no payout for 2007 unless the Company as a whole achieved, at a minimum, our actual 2006 operating results as measured by NPOI.

To provide a sense of how achievable our annual performance metrics are, below is a historical view of how the Company has performed against its corporate NPOICC objectives and the business unit-specific objectives, each as a percentage against target, that have been set for the past five years. The table shows the weighted payout for each year.

Year	Corporate NPOICC	Metrics Set for FSD	Metrics Set for WCS
2003	96%	110%	104%
2004	116%	120%	106%
2005	94%	72%	110%
2006	84%	100%	116%
2007	137%	133%	134%

2.	Stretch Objectives

In 2007, the Committee also set stretch objectives for certain executives that it considered in the exercise of its downward discretion in determining awards payable under the Management Incentive Plan. The stretch objectives were based on a percent of salary ranging from 25 to 50 percent of base salary and were considered on an “all or none” basis. That is, if the goal was achieved, the executive received the full award; if it was not achieved, he or she received nothing. For our CEO, a stretch objective was set based on achievement of specific profit and strategic business goals and the amount payable under this objective was based on 50 percent of his base salary. For the executives other than our CEO, the stretch objectives were set based on the respective business unit’s three-year strategic and operating plan and were based on 25 percent of salary, which provided the opportunity for the applicable executive to receive a total payout under the Management Incentive Plan close to the 75th percentile of market if the executive achieved upper level performance.

The stretch objectives were selected based on the Company’s areas where growth is most needed. In the case of Mr. Nuti, one of the two objectives was based on NPOICC to encourage our CEO to improve profitability at a rate higher than the annual operating plan approved by the Board of Directors. The other objective was based on the successful Spin-Off because it was a strategic goal of the Company. In the case of Mr. Collins, the objective was based on Financial Solutions Division NPOI as a percent of revenue to incent him to reduce product cost at a faster rate than the decreasing price of products in this market. In the case of Ms. Wallace, the objective was based on Worldwide Customer Services NPOI as a percent of revenue to incent her to increase profit margins in WCS by improving labor, parts and logistics efficiencies in this area of our business. In the case of Mr. Koehler, the objective was based on Teradata revenue to reflect the business goal of the Company to aggressively grow revenue in this area.

The table below details each Named Executive Officer’s stretch objective metric and potential payout.

Named Executive Officer	Stretch Objective Metric	Target Bonus Payout (% of Base Salary)
Nuti, William	NCR NPOICC	25%
	Successful Spin-Off	25%
Bocian, Peter	N/A	N/A
Fishman, Robert	N/A	N/A
Collins, Malcolm	FSD NPOI as a % of Revenue (Solution)	25%
Lieb, Peter	N/A	N/A
Wallace, Christine	WCS NPOI as a % of Revenue	25%
Koehler, Michael	Teradata Revenue	25%

Stretch Objective Metric Key:

FSD – Financial Solutions Division

NPOI – Non-Pension Operating Income

NPOICC – Non-Pension Operating Income After Capital Charge

WCS – Worldwide Customer Services

The Committee sets stretch objectives at a level that will be met only when actual results significantly exceed the Company’s projections as to the applicable measure. The first year in which such objectives were set was 2006, and in that year no payout was made. In 2007, stretch objectives were set for four of our Named Executive Officers. Mr. Nuti and Ms. Wallace each met his or her objective and will receive a payout accordingly. Mr. Collins did not meet the stretch objective set for him in 2007. In addition, Mr. Koehler, who was appointed Chief Executive Officer of Teradata Corporation in connection with the Spin-Off, did not meet the stretch objective set for him in 2007.

3.	Diversity Objectives

The Committee set objectives based on diversity goals that it considered in the exercise of its downward discretion in determining awards payable under the Management Incentive Plan. The diversity objectives were based on the achievement of three measures surrounding the interviewing and hiring of women or ethnic minorities at the management level in the U.S. The amount payable for this objective was based on ten percent of base salary for each of our Named Executive Officers. The intent of this incentive program is to drive the appropriate behaviors towards increasing our diversity mix within the Company, which we believe is critical to the success of the Company. This percentage was determined to be the appropriate amount as providing anything lower would not be a significant motivator of key behaviors, but anything higher than this amount would begin to overshadow other key behaviors driven by our other incentives programs. Unlike the stretch objective, the diversity objective was based on total Company performance, rather than individual or business unit performance, in order to better promote the Company-wide efforts to increase the diversity of its domestic workforce.

The measures for the diversity objective were:

1)	25% of open roles above a certain level are filled by diverse candidates;
2)	40% of candidates interviewed for the filled roles above a certain level are diverse; and
3)	An increase in the percentage of diverse employees in the targeted population versus the prior year.

Similar to the stretch objective, we considered the diversity objective on an “all or none” basis. For 2007, all three of the above measures were achieved and each Named Executive Officer received the award payouts.

4.	Other Factors Considered in the Exercise of Downward Discretion

In exercising its discretion to reduce the award payable under the Management Incentive Plan, the Committee considered, along with the 2007 Management Incentive Plan Objectives discussed above, the overall exemplary performance of our CEO. The Committee determined that in recognition of the successful Spin-Off, a smooth transition and creation of a solid foundation for our Company going forward, strong financial performance, and a clear vision and strategy, the award payable under the Management Incentive Plan to our CEO should include a performance-based award of $400,000. The Committee determined that the amount of the award payable under the Management Incentive Plan for exemplary performance should be 40 percent of target for the annual financial objective because of our CEO’s success in delivering outstanding performance outside of the normal operation of the business in connection with the Spin-Off, while, at the same time, successfully driving the core performance of our Company.

C.	Long-Term Incentives

In 2007, we granted an equity award to each of our Named Executive Officers during the annual awards cycle. In addition, we granted to several of our Named Executive Officers an ad-hoc award as a result of a promotion, in recognition of exemplary performance, in recognition of a successful Spin-Off or for retention purposes.

1.	Annual Awards

The 2007 annual award levels were determined using both internal and external analytical tools. We rely on the Committee’s compensation consultant to validate our assessment of external conditions and to analyze competitive equity award levels in the peer group and in the various industries in which we operate. The peer groups we use for evaluating the size of each Named Executive Officer’s target compensation level are selected as discussed on page 18. We use this information, as well as the initial award recommendations of the CEO (in the case of the other Named Executive Officers), to make final decisions. We set the size of the equity awards as a dollar amount to facilitate our comparison of this component with the other components of each executive’s compensation package and to aid us in assessing targeted total compensation.

In 2007, the Named Executive Officers each received an annual equity award divided equally between stock options and performance-based restricted stock units. This mix was used to provide the most appropriate alignment with both stockholder and economic interests. While a stock option provides a direct link to financial performance as measured by growth in the market price of our common stock and emphasizes our overall performance in the market, the performance-based restricted stock unit award drives results since its payout is directly tied to the achievement of specific pre-established financial performance goals that have been crafted to help us reach our long-term strategic objectives.

The equity mix reflected in our long-term incentives is consistent with our objective of emphasizing performance-based compensation. The upside potential in stock options is attractive to our Named Executive Officers, and the greater reward that an option provides when we experience favorable long-term performance and growth aligns this vehicle with our stockholders’ interests. The performance-based restricted stock unit reduces the impact of share price volatility in compensation realized by the executives without sacrificing upside or downside leverage in the program because the ultimate value realized by the executive is influenced by both the number of shares earned, which reflects performance versus predetermined operating objectives, and changes in share price.

We also consider affordability to the Company as a factor in determining the size of each equity award granted. When determining the overall annual equity program for the Company for the upcoming year, we balance the size of individual awards, the number of participants, and accounting expenses from prior year grants with the total annual expense plan approved by the Board of Directors. As mentioned above, FWC also conducts a comprehensive analysis of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee to develop an annual budget for aggregate, Company-wide long-term incentives. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on pages 42-43 and the Outstanding Equity Awards at Fiscal Year-End Table on pages 45-46.

The annual award granted to the CEO was determined by the Committee through analysis of market data and peer group data, as well as consideration of Mr. Nuti’s past awards and performance to date. In an effort to build internal equity among their peers, comparable annual awards were granted to Messrs. Bocian, Collins, Lieb and Koehler and Ms. Wallace, as reflected in the table below. The factors used to determine the annual award amount were (i) internal equity among peers, (ii) a general equity range among top executives derived from market research and (iii) consideration of any retentive measures that should be taken based on the individual’s equity portfolio. These factors were reviewed by the CEO and the Committee prior to determining each of these Named Executive Officer’s annual award. At the time the awards were granted, Mr. Fishman was serving as the Company’s Controller and had not been appointed to serve as the Company’s Interim CFO. However, Mr. Fishman was granted an annual award in excess of the guideline award granted to employees in his internal grade level at that time in recognition of his outstanding performance during the past year.

Annual Equity Awards Table
Named Executive Officer	Annual Equity Award Value as of Grant Date ($)
Nuti, William	5,500,000
Bocian, Peter	700,000
Fishman, Robert	100,000
Collins, Malcolm	750,000
Lieb, Peter	700,000
Wallace, Christine	700,000
Koehler, Michael	750,000

2.	Ad Hoc Awards

Equity awards granted outside the annual award process, known as “ad hoc” awards, are generally stock options or performance-based restricted stock units. In 2007, the ad hoc awards to the Named Executive Officers had effective dates of the first day of the month following the month in which the Committee approved the award. In total, six ad hoc awards were made to the Named Executive Officers in 2007. Each award granted served one or more of the following purposes: to recognize Spin-Off activities, to recognize promotions, and/or to provide retentive value. The Committee and the CEO reviewed, and the Committee approved (or ratified, in the case of the May 1, 2007 ad hoc award to Mr. Fishman), all ad hoc awards made in 2007. For each ad hoc award made to our Named Executive Officers in 2007, our CEO made a recommendation to the Committee as to the potential recipient and proposed size of the award. The recommendation was based on consideration of internal equity and a review of the potential recipient’s relevant cash and equity compensation history as provided by the Company’s executive compensation team, or, in the case of spin-related awards, the distribution of an overall award budget to executives based on the contribution level of each executive to the Spin-Off and the executive’s role in the new organization. Upon review of the CEO’s recommendation and after considering other factors that the Committee deemed to be relevant to the proposed awards, the Committee approved the awards in the amounts proposed by the CEO.

Mr. Fishman received three ad hoc awards during 2007. The first two ad hoc awards were granted in connection with promotions – the first, granted on May 1, 2007, as a result of his promotion to Controller, and the second, granted on June 1, 2007, as a result of his promotion to Interim CFO. The June 1, 2007 award was also structured to serve a retentive purpose to encourage Mr. Fishman to remain with the Company. The value of his May 1, 2007 award was in line with promotion awards granted for his internal grade level in prior years. The value of his June 1, 2007 award was higher than the normal promotion award for his internal grade level because it was designed to serve the two purposes described above. Mr. Fishman’s third ad hoc award was granted in connection with his exemplary efforts toward the successful Spin-Off. Mr. Collins’ ad hoc award fulfilled two purposes, promotion and retention, with a focus on his promotion into his new role as Senior Vice President, Global Sales and Marketing, effective January 1, 2008. Mr. Collins’ award value is in line with awards provided to Section 16 Officers receiving promotions. Similar to Mr. Fishman, Mr. Lieb received an equity award in recognition of his exemplary efforts toward the successful Spin-Off. Ms. Wallace’s ad hoc award was granted as a retention award to ensure Ms. Wallace would remain with the Company and to ensure the successful continuation of NCR’s customer services business following the Spin-Off. Ms. Wallace’s retention award value is a standard retention value used by the Company for top leaders. The table below provides a view of the ad hoc awards provided to the Named Executive Officers during 2007.

Ad Hoc Equity Awards Table
Named Executive Officer	Purpose	Grant Date	Ad Hoc Equity Award Value as of Grant Date ($)
Fishman, Robert	Promotion	May 1, 2007	75,000
	Promotion / Retention	June 1, 2007	250,000
	Spin-Off Recognition	October 1, 2007	200,000
Collins, Malcolm	Promotion / Retention	October 1, 2007	250,000
Lieb, Peter	Spin-Off Recognition	October 1, 2007	200,000
Wallace, Christine	Retention	October 1, 2007	100,000

The various performance levels that are set under the long-term incentive plan are based on the projected long-term growth of our Company. Accordingly, the likelihood of achieving the performance levels is equal to that of achieving the projected long-term growth, which is set at a challenging but achievable level. The number of performance-based restricted stock units that vest depends upon the achievement of CNOP levels at the end of a three-year performance period, as discussed in more detail in the narrative to the Grants of Plan-Based Awards Table. Although we set threshold, target and maximum levels to determine the amount of the awards that will vest at the end of the performance period, these levels only represent various points along a continuum used to determine the actual amount of the awards that will vest. The threshold and maximum levels are generally set at approximately ten percent above and below, respectively, the target level. Historical data regarding the achievement of the long-term incentive awards is not available because 2006 was the first year in which these awards, which have a three-year performance period, were granted.

D.	Executive Perquisites

As part of the Company’s objective to embrace best practice policies within our Compensation program, our executives are eligible for a very limited offering of perquisites. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities without concern for the situations covered by these perquisites. Each perquisite we provide is described below.

Executive Medical Exam Program:    We currently provide our Named Executive Officers up to $5,000 annually under our Executive Medical Program for a comprehensive physical examination and diagnostic testing, to be provided by the Cleveland Clinic. This amount was determined by reviewing the offerings presented by the Cleveland Clinic and choosing what we believe to be a level appropriate to provide our executives with a broad and comprehensive range of services. We believe that this perquisite benefits our stockholders by encouraging our executives to proactively maintain their health, thereby minimizing health-related disruptions to our business.

Financial Counseling Program:    We also provide the Named Executive Officers with a $12,000 annual allowance under our Financial Counseling Program to be used for financial and tax planning, estate planning, financial planning-related legal services, and income tax preparation. We believe that providing expert financial counseling reduces the amount of time and attention the Named Executive Officers would otherwise spend on that topic and maximizes the net financial reward they receive under our executive compensation program.

Lodging, Meals and Car Rental:    In 2007, Messrs. Nuti and Lieb, who maintain their primary residences in another state, were provided with Company-paid lodging and meals at the Company-owned facility described in Section II.F.3 while working at our Dayton, Ohio headquarters. In addition, we paid for Messrs. Nuti and Lieb’s use of a rental or leased car to commute to work from this facility. In addition, Mr. Collins also has use of a Company-paid car for business, commuting, and personal purposes.

Aircraft and Commercial Flights:    Except as described below, our corporate aircraft is available to the Named Executive Officers, as well as other employees, for business-related travel only. We permit the family members of the executive officers, including Named Executive Officers, to accompany them on limited occasions on corporate aircraft as long as such travel is approved by the CEO and the Company does not incur any incremental cost from such use. In addition, in accordance with the terms of the letter agreement with Mr. Nuti, we have authorized the personal use of our corporate aircraft by Mr. Nuti on an as-available basis, provided that the imputed income from such personal use does not exceed $35,000 per year, based on Standard Industry Fare Level Rates as published by the Internal Revenue Service. This amount is included in the negotiated terms of Mr. Nuti’s employment agreement. We have approved the use of our corporate aircraft by Mr. Nuti for commuting between his residence and work location on a weekly or less frequent basis. Mr. Lieb is also authorized for commuting use of the corporate aircraft on an as-available basis within reasonable limits. In addition, the Company pays for his commute on commercial flights from his residence to his work location. Mr. Lieb’s use of our corporate aircraft is reviewed on a quarterly basis by the Committee. Approved use for commuting purposes was negotiated with these two executives at the time of hire in order to attract these executives, each of whom resided at the point of hire in a geographically distant area.

Messrs. Nuti and Lieb received tax reimbursements for imputed income incurred from their use of our corporate aircraft and commercial flights as described above, as well as the Company-paid meals, lodging and rental cars associated with commuting. The tax reimbursements are offered to make these perquisites a tax-neutral benefit to the executive. However, in December 2007, the Committee determined that tax reimbursements for imputed income relating to personal use of our corporate aircraft would be eliminated effective as of January 1, 2008.

The incremental costs to the Company associated with providing each of these perquisites to the Named Executive Officers is described in the Perquisites Table on page 39.

E.	Other 2007 Compensation Decisions

In December of 2007, the Committee approved the cash and equity compensation package offered to Mr. Anthony Massetti, who was appointed as the CFO of the Company effective as of January 28, 2008. Due to his new role, Mr. Massetti will be a named executive officer of the Company in 2008, and an analysis of the decisions made by the Committee with respect to Mr. Massetti’s compensation will be provided in the Company’s Compensation Discussion and Analysis for 2008.

COMPENSATION TABLES

Summary Compensation Table

The table that follows this discussion shows the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2007. In addition, for the 2007 Named Executive Officers who were also Named Executive Officers in 2006, the table shows the total compensation paid to or earned by each such executive officer for the fiscal year ended December 31, 2006. The table includes actual salary earned, non-performance-based bonuses, stock awards and option awards (the amount reported is the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R), non-equity incentive plan compensation (cash awards granted pursuant to the Management Incentive Plan), the amount of increase in actuarial values in each of the Named Executive Officer’s benefits under various pension plans, other than Messrs. Nuti, Collins and Lieb, and all other compensation, which reflects amounts reported in the 2007 All Other Compensation Table below.

Employment Agreements

During 2007, Messrs. Nuti, Fishman, Collins, Lieb and Ms. Wallace served as executive officers of NCR pursuant to letter agreements with the Company. With the exception of Mr. Fishman, all letter agreements were entered into prior to 2007. Each letter agreement sets forth, among other things, the Named Executive Officer’s initial base salary, bonus opportunities, entitlement to participate in NCR’s benefit plans and initial equity awards. Any adjustments to these terms have been described in Section III of the Compensation Discussion and Analysis. None of the letter agreements has a fixed expiration date. Messrs. Bocian and Koehler did not have agreements with NCR regarding their service as executive officers.

In 2007, we entered into a letter agreement with Mr. Fishman relating to his services as Interim CFO. Pursuant to the terms of the letter agreement, the base salary, as of May 11, 2007, for Mr. Fishman was $240,000. The letter agreement provided that Mr. Fishman was eligible for a bonus under the Business Performance Plan (the “BPP”), a bonus plan available to non-sales employees. The Committee later approved Mr. Fishman’s eligibility under the Management Incentive Plan, in lieu of the BPP, due to the length of the interim assignment and Mr. Fishman’s fulfillment of duties both as the Controller and Interim CFO. See Section III.B for further discussion of potential bonus awards under the Management Incentive Plan. Finally, the letter agreement also provided for a promotional grant of stock options and performance-based restricted stock units upon his appointment to Interim CFO. Pursuant to this provision, Mr. Fishman received an award of stock options and performance-based restricted stock units with an aggregate grant date fair value of $257,717.

2007 Summary Compensation Table

A significant portion of the change reported in the table below with respect to Mr. Nuti’s total compensation from 2006 to 2007 is due to modification accounting expense booked in connection with the Spin-Off and the Company’s over-performance against metrics to date. See footnote 1 for additional details regarding this matter.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e) (3)		Option Awards ($) (f) (4)		Non-Equity Incentive Plan Compensation ($) (g) (6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (7)	All Other Compensation ($) (i) (8)	Total ($) (j)
Nuti, William(1)	2007	1,000,000	0	4,131,140	(1)	8,755,214	(1),(5)	2,368,432		0	556,788	16,811,574	(1)
Chairman of the Board, Chief Executive Officer and President	2006	1,000,000	0	1,460,125		3,230,347		935,140		0	349,471	6,975,083
Bocian, Peter	2007	176,166	0	6,104		229,618		0		-2,291	28,459	438,056
Former Senior Vice President and Chief Financial Officer	2006	390,000	0	225,774		226,855		290,542		121,726	26,254	1,281,151
Fishman, Robert	2007	226,483	0	93,510		61,800		270,318		-5,064	10,768	657,815
Interim Chief Financial Officer
Collins, Malcolm(2)	2007	522,832	0	1,293,920		386,441		575,489		0	41,017	2,819,699
Senior Vice President, Financial Solutions Division	2006	367,803	464,514	336,823		249,350		38,555		0	136,281	1,593,326
Lieb, Peter	2007	400,923	0	874,331		277,135		373,029		0	145,043	2,070,461
Senior Vice President, General Counsel and Secretary
Wallace, Christine	2007	349,615	0	645,276		362,531		515,841		-7,541	29,239	1,894,961
Senior Vice President, Worldwide Customer Services	2006	322,800	0	273,420		240,148		296,067		125,466	26,273	1,284,174
Koehler, Michael	2007	369,327	0	871,057		171,797		338,627	(9)	5,492	38,807	1,795,107
Senior Vice President, Teradata Division	2006	417,000	0	852,963		259,156		332,150		175,405	26,426	2,063,100

(1)  The amounts reported for Mr. Nuti in columns (e) and (f) for 2007 are significantly higher than the amounts reported in 2006 due, in large part, to additional expenses incurred by the Company in 2007 in connection with the Spin-Off and over-performance against performance targets (“modification accounting expense”). The total amounts attributable to modification accounting expense do not correlate directly with the value of stock-based compensation actually received by Mr. Nuti. For enhanced clarity, if Mr. Nuti’s compensation had been reported using the grant date fair value of the annual stock and option awards he received in 2007 and 2006, respectively, rather than using the FAS 123R expense incurred by the Company in those years in connection with all outstanding awards, then his total compensation would have been $9,308,550 in 2007 and $7,393,184 in 2006.

(2)  Mr. Collins is based in the U.K., and his annual base salary is in Great Britain Pounds (“GBP”). The amounts reported in the Summary Compensation Table with respect to Mr. Collins are in U.S. dollars and were converted from GBP using the average exchange rate for the month in which each payment was made or accrued, as applicable, except that his Bonus amount and Non-Equity Incentive Compensation amount were converted from GBP using the average exchange rate for January of the appropriate year.

(3)  The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2007 in connection with performance-based restricted stock or units granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to performance-based restricted stock or units granted in 2007 and 2006, see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting

Standards no. 123 (revised 2004), Share Based Payment (“FAS 123R”). For further information about awards made in 2007, see the Grants of Plan-Based Awards table beginning on page 40 of this proxy statement. In addition, approximately $3.2 million of the amounts reported in column (e) are attributable to modification accounting expense, including approximately $1.6 million with respect to Mr. Nuti. See footnote 1 for additional information regarding modification accounting expense.

(4)  Except as set forth in footnote 5, the amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2006 and 2007 in connection with options granted under the Company’s Management Stock Plan, which was effective through April 25, 2006, and the Company’s Stock Incentive Plan, which was approved by the Company’s stockholders and became effective on April 26, 2006. With respect to options granted in 2007, 2006, 2005 and 2004 see Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R. For further information about awards made in 2007, see the Grants of Plan-Based Awards table beginning on page 40 of this proxy statement.

(5)  The amount reported for Mr. Nuti includes an amount equal to the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in connection with performance-based options granted to Mr. Nuti in 2005 pursuant to the terms of his letter agreement. Approximately $4.7 million of the amount reported is attributable to modification accounting expense. See footnote 1 for additional information regarding modification accounting expense. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value of such options pursuant to FAS 123R. For further information about this award, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 45 of this proxy statement.

(6)  The amounts reported in this column for 2007 consist of payments made in March 2008 with respect to the Company’s Management Incentive Plan. For more information regarding the Management Incentive Plan measurement criteria and eligibility, see the Grants of Plan-Based Awards table beginning on page 40 of this proxy statement.

(7)  The amounts reported in this column reflect the aggregate change in actuarial values of each of the Named Executive Officer’s benefits under the Company’s various qualified and nonqualified defined benefit pension plans.

(8)  The amounts reported in this column consist of the aggregate incremental cost to the Company with respect to perquisites provided to the Named Executive Officer in 2007, contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and gross-ups and reimbursements for the payment of taxes made to the Named Executive Officers during 2007 as detailed in the All Other Compensation Table below. With respect to insurance premiums paid by the Company for life insurance, the amounts reported in this column for 2006 reflect updated information received from the Company’s outsource provider.

(9)  The amount reported in this column for 2007 reflects Mr. Koehler’s earnings under the Management Incentive Plan for the nine months he was employed by NCR in 2007. Due to Mr. Koehler’s appointment in connection with the Spin-Off as the Chief Executive Officer of Teradata Corporation, Teradata Corporation has determined and will pay this amount to Mr. Koehler in accordance with the metrics it set under the Teradata Management Incentive Plan.

2007 Summary Compensation Table Supplemental Table

The table below shows the Cash Compensation earned under the Management Incentive Plan, including the three 2007 Management Incentive Plan Objectives.

Name and Principal Position	Year	Annual Financial Objective ($)		Stretch Incentive Objective ($)	Diversity Incentive Objective ($)	Other Awards Pursuant to the Management Incentive Plan ($)		Total ($)
Nuti, William	2007	1,368,432		500,000	100,000	400,000	(1)	2,368,432
Chairman of the Board, Chief Executive Officer and President	2006	835,140		NE	100,000			935,140
Bocian, Peter	2007	0		NE	0	0		0
Former Senior Vice President and Chief Financial Officer	2006	250,542		NE	40,000			290,542
Fishman, Robert	2007	246,318		NE	24,000	0		270,318
Interim Chief Financial Officer
Collins, Malcolm	2007	523,033		0	52,456	0		575,489
Senior Vice President, Financial Solutions Division	2006	0	(2)	0	38,555			38,555
Lieb, Peter	2007	332,529		NE	40,500	0		373,029
Senior Vice President, General Counsel and Secretary
Wallace, Christine	2007	382,841		95,000	38,000	0		515,841
Senior Vice President, Worldwide Customer Services	2006	263,067		0	33,000			296,067
Koehler, Michael(3)	2007	297,377		0	41,250	0		338,627
Senior Vice President, Teradata Division	2006	289,650		0	42,500			332,150

Throughout this table, the notation “NE” indicates that an executive was not eligible or authorized to receive a specific perquisite.

(1)  The amount in this column was awarded to Mr. Nuti based on his exemplary performance in 2007 as described in Section III.B.4 of the Compensation Discussion and Analysis.

(2)  As provided in Mr. Collin’s offer letter at the time of his employment by the Company, Mr. Collins was guaranteed a minimum award under the Company’s 2006 Management Incentive Award equal to 100 percent of his 2006 annual base salary. This amount is not reported under this column, but rather under the Bonus column of the Summary Compensation Table on page 35.

(3)  The amounts reported for 2007 for Mr. Koehler reflect his earnings under the Management Incentive Plan for the nine months he was employed by NCR in 2007. Due to Mr. Koehler’s appointment in connection with the Spin-Off as the Chief Executive Officer of Teradata Corporation, Teradata Corporation has determined and will pay such amounts to Mr. Koehler in accordance with the metrics it set under the Teradata Management Incentive Plan.

2007 All Other Compensation Table

The table below shows the value of perquisites described in the 2007 Perquisites Table described below, tax reimbursements (the value of tax gross-ups paid to our Named Executive Officers), the insurance premiums paid by the Company with respect to life insurance, and Company contributions to the Company Savings Plan made on behalf of each of the Named Executive Officers. There were no severance or change in control accruals made in 2007.

Name	Year	Perquisites and Other Personal Benefits ($)(A)	Tax Reimbursements ($)		Insurance Premiums ($)(D)	Company Contributions to Retirement and 401(k) Plans ($)(E)	Total ($)
Nuti, William	2007	481,554	62,075	(B)	2,088	11,071	556,788
Chairman of the Board, Chief Executive Officer and President	2006	317,208	19,461	(B)	2,088	10,714	349,471
Bocian, Peter	2007	17,000	0		580	10,879	28,459
Senior Vice President and Chief Financial Officer	2006	17,000	0		1,218	8,036	26,254
Fishman, Robert	2007	0	0		594	10,174	10,768
Senior Vice President and Chief Financial Officer, Interim
Collins, Malcolm	2007	31,932	0		669	8,416	41,017
Senior Vice President, Financial Solutions Division	2006	132,084	0		519	3,678	136,281
Lieb, Peter	2007	97,222	35,695	(C)	1,340	10,786	145,043
Senior Vice President, General Counsel and Secretary
Wallace, Christine	2007	17,000	0		1,148	11,091	29,239
Senior Vice President, Worldwide Customer Services	2006	17,000	0		1,023	8,250	26,273
Koehler, Michael	2007	26,831	0		1,109	10,867	38,807
Senior Vice President, Teradata Division	2006	17,050	0		1,340	8,036	26,426

(A)  The amounts reported in this column are the aggregate incremental costs to the Company in fiscal year 2007 for the items set forth in the Perquisites Table. Perquisites, other than corporate aircraft usage, are valued at the actual amount paid to each provider of such perquisites, or if applicable, to the Named Executive Officer for use in connection with a perquisite program.

(B)  Per Mr. Nuti’s employment letter, Mr. Nuti receives a tax gross up relating to his living expenses in Dayton, Ohio and his commuting and personal use of the corporate aircraft.

(C)  Per Mr. Lieb’s employment letter, Mr. Lieb receives a tax gross up relating to his living expenses in Dayton, Ohio and his commuting use of the corporate aircraft.

(D)  The amounts reported in this column include the dollar value of any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers. For Mr. Collins, the amount reported was converted from GBP using the average monthly exchange rate for July of the applicable year, the month in which the premium was paid. The amounts reported in this column for 2006 reflect updated information received from the Company’s outsource provider.

(E)  The amounts reported in this column consist of contributions made by the Company to the Company’s Savings Plan on behalf of each of the Named Executive Officers.

2007 Perquisites Table

The table below shows: (i) the incremental cost to the Company of corporate aircraft usage, temporary housing expenses, meals and miscellaneous living expenses incurred in connection with commuting travel; (ii) the value of legal expenses paid by the Company on behalf of Mr. Nuti and Mr. Koehler; (iii) security monitoring; (iv) relocation, (v) car lease/rental in connection with commuting; (vi) executive medical program allowances; and (vii) executive financial planning allowances.

Named Executive Officer	Year	Corporate Aircraft Usage ($)(I)	Temporary Housing Expenses ($)(II)	Meals ($) (III)	Legal Expenses ($)(IV)	Security Monitoring ($)(V)	Relocation ($)	Rental / Lease Cars ($)	Executive Medical Program ($)(VI)	Financial Planning Allowance ($)(VII)	Total ($)
Nuti, William	2007	447,169	10,494	1,414	0	NE	NE	5,477	5,000	12,000	481,554
	2006	282,750	8,944	1,331	1,159	NE	NE	6,024	5,000	12,000	317,208
Bocian, Peter	2007	NE	NE	NE	NE	NE	NE	NE	5,000	12,000	17,000
	2006	NE	NE	NE	NE	NE	NE	NE	5,000	12,000	17,000
Fishman, Robert	2007	NE	NE	NE	NE	NE	NE	NE	NE	NE	0

Collins, Malcolm	2007	NE	NE	NE	NE	NE	NE	14,791	5,000	12,141	31,932
	2006	NE	NE	NE	NE	NE	101,800	12,679	5,000	12,605	132,084
Lieb, Peter	2007	62,601	10,912	1,660	NE	NE	NE	5,049	5,000	12,000	97,222

Wallace, Christine	2007	NE	NE	NE	NE	NE	NE	NE	5,000	12,000	17,000
	2006	NE	NE	NE	NE	NE	NE	NE	5,000	12,000	17,000
Koehler, Michael	2007	NE	NE	NE	9,781	50	NE	NE	5,000	12,000	26,831
	2006	NE	NE	NE	NE	50	NE	NE	5,000	12,000	17,050

Throughout this table, the notation “NE” indicates that an executive was not eligible or authorized to receive a specific perquisite.

(I)  The amounts reported in this column represent the incremental costs to the Company of personal and commuting usage of the corporate aircraft. Mr. Nuti’s costs are associated with his personal usage of the corporate aircraft and his commuting flights between his residence and the Company office. Mr. Lieb’s costs reflect his commuting flights on corporate aircraft between his residence and the Company office, only when he was not accompanying Mr. Nuti, and his commercial commuting flights. On shared corporate aircraft flights, incremental costs were charged fully to Mr. Nuti. The incremental cost to the Company of personal or commuting usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as pilot compensation, general administration and depreciation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel.

(II)  The amounts reported in this column represent the incremental costs to the Company incurred in connection with providing temporary housing for Messrs. Nuti and Lieb at a Company-owned location in Dayton, Ohio.

(III)  The amounts reported in this column represent the payments made by the Company for meals and other miscellaneous living expenses for Messrs. Nuti and Lieb while he was living away from his residence and at his principal Company location.

(IV)  The amount reported in this column represents the legal expenses paid by the Company (i) on Mr. Nuti’s behalf in connection with the negotiation of his employment letter, as provided in his employment letter, and (ii) on Mr. Koehler’s behalf for review by outside counsel Mr. Koehler’s employment agreement in connection with his appointment as CEO of Teradata Corporation.

(V)  The amount reported consists of expenses relating to a residential security telephone line that reported to NCR’s central station prior to the Spin-Off. The cost of monitoring such security is estimated to be less than $50 per year.

(VI)  In 2006, the Company implemented an executive medical program, which provided reimbursement of up to $5,000 for each executive to receive medical diagnostic services at a designated medical facility. Although not all of the Named Executive Officers used all of their allowance in 2007, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the total amount of the maximum benefit available to each executive, rather than the amounts actually used by each individual.

(VII)  The amounts reported in this column represent the payment made by the Company to each executive for financial planning assistance, as part of the Company’s Financial Planning Allowance Program. The amount reported with respect to Mr. Collins is in U.S. dollars and was converted from GBP using the average exchange rate for the month in which the payment was made.

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity awards provided during 2007 by the Committee to each of our Named Executive Officers. Non-equity awards were made pursuant to NCR’s Management Incentive Plan described in Section II of the Compensation Discussion and Analysis. Equity awards were made under NCR’s 2006 Stock Incentive Plan, effective on April 26, 2006, also described in Section II. These equity awards are described in detail below.

In 2007, the Committee granted performance-based restricted stock units to all Named Executive Officers on various dates as reflected in the Grants of Plan-Based Awards Table. The chart below describes the performance cycles of such awards.

Grant Date	Performance Cycle
Prior to October 1, 2007	October 1, 2007 through December 31, 2009
October 1, 2007	January 1, 2008 through December 31, 2010
October 24, 2007	October 1, 2007 through December 31, 2008

The units will vest at the end of the applicable performance cycle after the Committee determines to what extent the metrics for the performance cycle are met. No units will vest if the threshold performance levels are not achieved.

The performance metrics are based on NCR’s CNOP, which we determine using the following formula:

•	Multiplying Controllable Capital by 10 percent (which approximates our annual weighted average cost of capital), and

•	Subtracting this amount from the sum of NPOI as reported for each quarterly reporting period during the performance period.

By Controllable Capital, we mean:

(i)	Our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus

(ii)	The sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus

(iii)	The sum of payroll and employee benefits and other current liabilities, excluding taxes and severance.

We use CNOP to determine whether to pay awards because it is the measure we use to monitor progress in achieving our long-term business objectives, as this measure represents projected long-term meaningful growth of the Company. CNOP accurately demonstrates the value that the Company generates from its operations. That is, while it is possible to create a short-term increase in NPOI by growing receivables, inventory, and investments in Property, Plant and Equipment (each of which is an element of Controllable Capital), in the long-term, these types of short-term gains may begin to erode and Return on Capital will subsequently decrease. By using Return on Capital, the Committee can ensure that the NPOI growth is based on sound investments by taking into account the impact of the cost of generating the additional NPOI.

We apply straight-line interpolation to our actual CNOP for the performance period to compute the number of units earned by the Named Executive Officers between the specified threshold, target, and maximum payout levels. However, regardless of our CNOP for the performance period, we pay awards only if we achieve a minimum cumulative Return on Capital goal of 40 percent for the applicable performance period. Return on Capital is equal to our NPOI divided by Controllable Capital.

Below is a sample straight-line interpolation graph that illustrates how the number of units is computed. The graph assumes the following data for illustrative purposes only:

Results	Payouts
1	25%
2	62.5%
3	100%
4	125%
5	150%

As illustrated by this graph, if the results were at level 4, then the payout percentage would be 125 percent. Thus, an executive officer with a target award of 100 units would receive 125 units.

The Committee also granted options to each of the Named Executive Officers on various dates in 2007 as reflected on the Grants of Plan-Based Awards Table. Twenty-five percent of these options vest on each of the first, second, third and fourth anniversaries of the grant date. The exercise price for each of these options is equal to the closing price of NCR’s common stock on the date of grant. Exercise prices for options granted prior to October 1, 2007 have been adjusted for the spin. Mr. Nuti was granted substitute performance-based options as a result of the conversion of his 2005 performance-based options. As a result of the Spin-Off, the exercise price for Mr. Nuti’s award was also adjusted from the original 2005 exercise price consistent with the treatment of all non- performance options granted to other Named Executive Officers. These performance-based options will vest based on NCR’s CNOP for the period from October 1, 2007 through December 31, 2008.

Additionally, the Committee granted time-based restricted stock units to Messrs. Nuti, Fishman, Collins and Lieb and Ms. Wallace on October 24, 2007, and to Messrs. Fishman and Lieb on October 1, 2007. All time-based restricted stock unit awards granted on October 24, 2007 were substitute awards resulting from the spin-related conversion of the 2006 performance-based restricted stock awards. See the “Long Term Incentives” section in the Compensation Discussion and Analysis for a further discussion of all awards granted in 2007.

2007 Grants of Plan-Based Awards Table

		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value ($)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(b1) (1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j) (4)	(k) (5)	(k1) (6)	(l)
Nuti, William	Annual Fin.		500,000	1,000,000	2,000,000
Chairman of the Board, Chief Executive Officer and President	Diversity			100,000
	Stretch			500,000
	10/24/2007	10/23/2007				168,189	252,283	336,378			16.10	25.68	2,173,315
	10/24/2007	10/23/2007							32,212				827,204
	10/24/2007	10/23/2007				15,975	63,899	95,849					1,640,926
	3/1/2007	2/12/2007								315,345	21.27	21.27	2,691,675
	3/1/2007	2/12/2007				31,637	126,547	189,821					2,691,655
Bocian, Peter(7)	Annual Fin.		165,000	330,000	660,000
Former Senior Vice President and Chief Financial Officer	Diversity			44,000
	3/1/2007	2/12/2007								40,135	21.27	21.27	342,578
	3/1/2007	2/12/2007				4,027	16,107	24,161					342,596
Fishman, Robert	Annual Fin.		90,000	180,000	360,000
Interim Chief Financial Officer	Diversity			24,000
	10/24/2007	10/23/2007							290				7,447
	10/24/2007	10/23/2007				144	575	863					14,766
	10/1/2007	9/6/2007								10,413	23.93	23.93	99,997
	10/1/2007	9/6/2007							4,179				100,003
	6/1/2007	5/14/2007								13,000	24.70	24.70	128,857
	6/1/2007	5/14/2007				1,304	5,217	7,826					128,860
	5/1/2007	4/24/2007								4,195	23.13	23.13	38,938
	5/1/2007	4/24/2007				421	1,683	2,525					38,928
	3/1/2007	2/12/2007								5,733	21.27	21.27	48,935
	3/1/2007	2/12/2007				576	2,302	3,453					48,964
Collins, Malcolm	Annual Fin.		196,712	393,424	786,848
Senior Vice President, Financial Solutions Division	Diversity			52,456
	Stretch			131,141
	10/24/2007	10/23/2007							15,444				396,602
	10/24/2007	10/23/2007				7,659	30,636	45,954					786,732
	10/1/2007	9/6/2007								13,017	23.93	23.93	125,004
	10/1/2007	9/6/2007				1,306	5,224	7,836					125,010
	3/1/2007	2/12/2007								43,000	21.27	21.27	367,033
	3/1/2007	2/12/2007				4,314	17,256	25,884					367,035

		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value($)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(b1) (1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j) (4)	(k) (5)	(k1) (6)	(l)
Lieb, Peter	Annual Fin.		121,500	243,000	486,000
Senior Vice President, General Counsel and Secretary	Diversity			40,500
	10/24/2007	10/23/2007							9,222				236,821
	10/24/2007	10/23/2007				4,573	18,293	27,440					469,764
	10/1/2007	9/6/2007								10,413	23.93	23.93	99,997
	10/1/2007	9/6/2007							4,179				100,003
	3/1/2007	2/12/2007								40,135	21.27	21.27	342,578
	3/1/2007	2/12/2007				4,027	16,107	24,161					342,596
Wallace, Christine	Annual Fin.		142,500	285,000	570,000
Senior Vice President,	Diversity			38,000
Worldwide Customer Service	Stretch			95,000
	10/24/2007	10/23/2007							1,933				49,639
	10/24/2007	10/23/2007							2,577				66,177
	10/24/2007	10/23/2007				959	3,835	5,753					98,483
	10/24/2007	10/23/2007				1,278	5,113	7,670					131,302
	10/1/2007	9/6/2007								5,207	23.93	23.93	50,003
	10/1/2007	9/6/2007				522	2,089	3,134					49,990
	3/1/2007	2/12/2007								40,135	21.27	21.27	342,578
	3/1/2007	2/12/2007				4,027	16,107	24,161					342,596
Koehler, Michael (8)	Annual Fin.		187,500	375,000	750,000
Senior Vice President,	Diversity			50,000
Teradata Division	Stretch			125,000
	3/1/2007	2/12/2007								43,000	21.27	21.27	367,033
	3/1/2007	2/12/2007				4,314	17,256	25,884					367,035

(1)  This column was included in order to demonstrate those situations where the date of approval of an equity award differed from the grant date of the award for FAS 123R purposes. In all instances, the approval of the equity award preceded the grant date of such award.

(2)  The entries in columns (c), (d) and (e), with respect to Messrs. Nuti, Bocian, Fishman, Collins, Lieb and Koehler and Ms. Wallace reflect the potential award level for each such Named Executive Officer under the 2007 Management Incentive Plan Objectives. Amounts reported in columns (c), (d) and (e) for Mr. Collins are in U.S. dollars and were converted from GBP using the average exchange rate for January 2008. For additional information regarding these award levels, see the narrative preceding this table. The actual amounts earned under the Management Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(3)  With the exception of the first award listed for Mr. Nuti, the numbers reported in columns (f), (g) and (h) relate to performance-based restricted stock units granted to each of the Named Executive Officers in 2007. All grants awarded to the Named Executive Officers with the exception of the October 24, 2007 grants were originally subject to a three-year performance period and require the achievement of specified performance metrics established by the Committee in order for vesting to occur. In addition, the performance period for awards granted prior to the Spin-Off and originally subject to the 2007-2009 performance period has been adjusted. No shares will vest if the objectives are not met. Those performance-based awards granted on October 24, 2007 were granted based on Spin-Off related conversion treatment of the 2006 performance-based grants. See Section III.C of the Compensation Discussion and Analysis for further detail. The first award listed for Mr. Nuti was granted as a substitute award for his original 2005 performance-based option in connection with the Spin-Off.

(4)  The numbers reported in this column reflect the number of options to purchase shares that were awarded to the Named Executive Officers in 2007 pursuant to the Stock Incentive Plan. Each of these awards is subject to a four-year vesting schedule, during which 25 percent of the award vests on each anniversary of the grant date.

(5)  The exercise or base price of option awards granted in 2007 was set at the closing price of NCR common stock on the grant’s effective date. The only exception to this is Mr. Nuti’s stock option award granted on October 24, 2007. This award was granted based on the conversion of his 2005 performance-based stock option award in connection with the conversion methodology applied at the time of the Spin-Off.

(6)  Based on the conversion of Mr. Nuti’s 2005 performance-based options, resulting in a substitute option award as discussed in footnote 5 above, the exercise or base price differed from the closing price of the Company’s stock. This column is included, as prescribed by SEC rules, to identify when the option exercise price differs from the grant date closing price. In addition, the exercise price and closing price on grant date on awards granted prior to the Spin-Off were adjusted using the conversion ratio.

(7)  Restricted stock units and options granted to Mr. Bocian on March 1, 2007 were canceled in connection with his resignation from the Company in May of 2007. Additionally, in connection with his resignation, Mr. Bocian forfeited his non-equity incentive plan awards.

(8)  All restricted stock units and options granted to Mr. Koehler are reported in the table based on the application of the NCR conversion ratio in connection with the Spin-Off and are shown in the form of NCR equity to be consistent with others in the table. However, these awards were converted into equity awards based on Teradata Corporation shares as of October 1, 2007 in connection with his appointment as the Chief Executive Officer. Mr. Koehler will receive a prorated portion of his non-equity incentive plan award, paid by Teradata Corporation.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The table below shows all outstanding options and restricted stock or stock unit awards held by our Named Executive Officers as of December 31, 2007. The number of shares and exercise prices for all awards granted prior to October 1, 2007 has been adjusted to reflect the Spin-Off. Following this table are vesting tables that indicate the vesting schedule of each grant reported below.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Nuti, William
	10/24/2007						32,212	808,521
	10/24/2007								63,899	1,603,865
	10/24/2007		336,378		16.10	10/24/2017
	3/1/2007			—					126,547	3,176,330
	3/1/2007		315,345		21.27	3/1/2017
	2/13/2006	89,834	269,512		17.82	2/13/2016
	8/8/2005	531,319			16.10	8/8/2015
	8/8/2005	271,155	271,156		16.10	8/8/2015
	8/8/2005						92,193	2,314,044
Fishman, Robert
	10/24/2007						290	7,279
	10/24/2007								575	14,433
	10/1/2007						4,179	104,893
	10/1/2007		10,413		23.93	10/1/2017
	6/1/2007		13,000		24.70	6/1/2017
	6/1/2007								5,217	130,947
	5/1/2007		4,195	—	23.13	5/1/2017
	5/1/2007								1,683	42,243
	3/1/2007								2,302	57,780
	3/1/2007		5,733		21.27	3/1/2017
	2/13/2006	806	2,428		17.82	2/13/2016
	9/5/2005						2,169	54,442
	3/1/2005	2,088	2,092		17.97	3/1/2015
	3/1/2004	6,941			10.45	3/1/2014
	8/4/2003	2,603			6.31	8/4/2013

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Collins, Malcolm
	10/24/2007						15,444	387,644
	10/24/2007								30,636	768,964
	10/1/2007		13,017	—	23.93	10/1/2017
	10/1/2007								5,224	131,122
	3/1/2007		43,000		21.27	3/1/2017
	3/1/2007								17,256	433,126
	3/1/2006	38,432	115,302		18.35	3/1/2016
Lieb, Peter
	10/24/2007						9,222	231,472
	10/24/2007								18,293	459,154
	10/1/2007		10,413	—	23.93	10/1/2017
	10/1/2007						4,179	104,893
	3/1/2007		40,135		21.27	3/1/2017
	3/1/2007								16,107	404,286
	5/29/2006	25,716	77,156		18.29	5/29/2016
Wallace, Christine
	10/24/2007						1,933	48,518
	10/24/2007						2,577	64,683
	10/24/2007								3,835	96,259
	10/24/2007								5,113	128,336
	10/1/2007								2,089	52,434
	10/1/2007		5,207		23.93	10/1/2017
	3/1/2007		40,135		21.27	3/1/2017
	3/1/2007			—					16,107	404,286
	3/1/2006	5,388	16,172		18.35	3/1/2016
	2/13/2006	7,186	21,560		17.82	2/13/2016
	3/1/2005	10,980	10,983		17.97	3/1/2015
	3/1/2005						2,440	61,244
	2/1/2005						26,031	653,378
	3/1/2004	73,754			10.45	3/1/2014
	8/4/2003	5,423			6.31	8/4/2013
	1/26/2001	49,458			10.25	1/26/2011
	1/4/1999	45,554			9.57	1/4/2009

Options Vesting Table

Grant Date	Vesting Schedule

10/24/2007	Vest if specified performance conditions are satisfied, as approved by the Committee

10/1/2007	Four-year vesting: 25% annually

6/1/2007	Four-year vesting: 25% annually

5/1/2007	Four-year vesting: 25% annually

3/1/2007	Four-year vesting: 25% annually

5/29/2006	Four-year vesting: 25% annually

3/1/2006	Four-year vesting: 25% annually

2/13/2006	Four-year vesting: 25% annually

8/8/2005 (Performance-Based)	Partial vesting based on conversion methodology (Original award was to vest if specified performance conditions were satisfied, as approved by the Committee. Due to the Spin-Off, a portion vested in 2007 and the remainder was replaced by Mr. Nuti’s 10/24/07 performance-based option grant).

8/8/2005 (Time-Based)	Four-year vesting: 25% annually

3/1/2005	Four-year vesting: 25% annually

3/1/2004	Three-year vesting: 33% annually

8/4/2003	Three-year vesting: 33% annually

1/26/2001	Three-year vesting: 33% annually

1/4/1999	Three-year vesting: 33% annually

Time-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule

10/24/2007	Vest in full on 12/31/2008

10/1/2007	Three-year cliff vesting: 100%

6/1/2007	Three-year cliff vesting: 100%

5/1/2007	Three-year cliff vesting: 100%

3/1/2007	Three-year cliff vesting: 100%

9/5/2005	Three-year cliff vesting: 100%

8/8/2005	Four-year vesting: 25% annually

3/1/2005	Four-year vesting: 25% annually

2/1/2005	Three-year cliff vesting: 100%

Performance-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
10/24/2007	Vest if specified performance conditions are satisfied, as approved by the Committee
10/1/2007	Vest if specified performance conditions are satisfied, as approved by the Committee
3/1/2007	Vest if specified performance conditions are satisfied, as approved by the Committee

2007 Option Exercises and Stock Vested Table

The table that follows shows each Named Executive Officer’s option exercises and restricted stock vestings during 2007. All shares exercised or vested prior to the Spin-Off have been converted in the table above using the NCR conversion ratio in order to present comparable data.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (e)
Nuti, William	—	—	141,681	3,544,323
Bocian, Peter	92,749	1,159,315	4,358	92,675
Fishman, Robert	—	—	861	22,110
Collins, Malcolm	—	—	45,829	1,176,889
Lieb, Peter	—	—	27,364	702,708
Wallace, Christine	—	—	19,003	476,187
Koehler, Michael	—	—	4,054	86,217

Pension Benefits

The table below this discussion summarizes the present value of accrued benefits for all pension plans for which our Named Executive Officers are eligible.

Starting in 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, NCR closed its U.S. pension plans to new participants and froze the pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, these plans were frozen for all of the remaining participants, including the Named Executive Officers. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze. At the same time, we increased our matching contribution to our Section 401(k) savings plan. The changes to the defined benefit pension plans and the enhancement to the Section 401(k) plans were designed to provide a valued benefit to our employees while balancing our need to manage costs, be more competitive and optimize stockholder value.

Messrs. Bocian, Koehler and Fishman and Ms. Wallace are the only Named Executive Officers eligible for benefits under our defined benefit pension plans. Because Messrs. Nuti and Lieb joined NCR after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans.

Mr. Collins is employed in the U.K., and participates in the U.K. Defined Contribution Pension, which is a defined contribution plan. He is not a participant in the U.K. pension plan, which was closed to participants in 2004, prior to him joining NCR.

NCR Pension Plan

The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of three years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with NCR, (2) a factor between 1.3 percent and 1.7 percent, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1.5 percent (three percent in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of NCR. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

NCR Nonqualified Excess Plan

NCR also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and the benefits vest after the earlier of five years of service or attaining age 65. However, if the participant terminates from NCR prior to reaching age 55, the entire benefit is forfeited. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Messrs. Bocian and Koehler and Ms. Wallace are participants in the Excess Plan, although Mr. Bocian forfeited his Excess Plan Benefits upon his termination.

Supplemental Retirement Plans

NCR also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Messrs. Bocian and Koehler and Ms. Wallace are participants in the Officer Plan.

The Officer Plan pays monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

2007 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Nuti, William(1)	N/A	N/A	N/A
Bocian, Peter(2)	NCR Pension Plan	24	341,898
	Officer Plan	4.9	157,046
	Excess Plan	24	92,792
Fishman, Robert	NCR Pension Plan	13.6	115,193
Collins, Malcolm(1)(3)	N/A	N/A	N/A
Lieb, Peter(1)	N/A	N/A	N/A
Wallace, Christine(2)	NCR Pension Plan	27.2	473,502
	Officer Plan	11.1	375,338
	Excess Plan	27.2	204,189
Koehler, Michael(2)	NCR Pension Plan	31.3	527,341
	Officer Plan	12.2	435,938
	Excess Plan	31.3	334,427

(1)  Messrs. Nuti and Lieb are not participants in, nor eligible with respect to, any of the Company’s pension plans because all of the plans were closed to new participants prior to their respective employment dates.

(2)  Pursuant to the terms of the Officer Plan, Messrs. Bocian and Koehler and Ms. Wallace have each been credited with fewer years of service under the Officer Plan than his or her years of service with the Company because they did not become eligible for Officer Plan participation until the attainment of executive status.

(3)  Mr. Collins participates in a defined contribution plan in the U.K.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided to each of the Named Executive Officers in the event of termination of such executive’s employment as of December 31, 2007. A description of death and disability benefits and treatment of equity upon termination is provided below. See “Retirement Benefits,” “Change in Control Arrangements” and “Severance Benefits” in Sections II.F.4, II.F.5 and II.F.6, respectively, of the Compensation Discussion and Analysis for a description of such items.

The plans and agreements discussed in “Change in Control Arrangements” and “Severance Benefits” in the Compensation Discussion and Analysis include the following material conditions to the receipt of compensation and/or benefits. In the case of the Change in Control Severance Plan, the compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes, among other items, an eighteen-month non-competition, non-solicitation and confidentiality provision.

The Change in Control Severance Plan provides for the following benefits upon the satisfaction of the double-trigger described in Section II.F.5 of this Compensation Discussion and Analysis related to the change in control of the Company:

•

A payment equal to 300 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier I, and 200 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier II;

•	A payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan , based on the number of days in the year prior to the date of termination;

•	Accelerated vesting of all performance-based and time-based restricted stock, stock units and options;

•

Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I and two years for Tier II;

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable.

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our most senior executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. A description of the U.S. and U.K. reduction-in-force plans and the severance arrangement with Mr. Nuti, each of which was previously referenced in “Severance Benefits” in the Compensation Discussion and Analysis, is provided below.

The U.S. Reduction-in-Force Plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our most senior executives, including our Named Executive Officers.

Our U.K. Reduction-in-Force Plan is statutorily prescribed and provides our U.K. employees with a half of a week of pay per year of service for service provided during the time the employee was between 18 and 21 years old, plus one week of pay per year of service for service provided during the time the employee was between 22 and 40 years old, plus one and a half weeks of pay per year of service for service provided during the time the employee was more than 40 years old, up to a total limit of 30 weeks of pay with a weekly pay limit in 2007 of £310. Our U.K. plan includes, in addition to the statutorily prescribed component, a discretionary severance benefit that allows the Company to provide an additional severance benefit of two weeks of pay per year of service up to a maximum of 23 years of service. Like the U.S. plan, the U.K. plan permits us to exercise our discretion to adjust Mr. Collins’ separation pay if we consider it appropriate.

We entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became our CEO. The compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s compliance with an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive:

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;
•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same company-provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general NCR population. These core coverages are 200 percent of base salary for life insurance, 100 percent of base salary for two to eighteen weeks depending on years of service and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage. Each employee has the option of choosing a higher level of coverage at his or her own expense.

Treatment of Equity upon Termination

Under the Stock Incentive Plan, the vesting treatment of equity awards differs based on the form of equity and the termination reason as outlined below for awards granted in 2006 and 2007. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of a minimum of twelve month’s duration, as well as a confidentiality provision.

Situation	Restricted Stock or Stock Units	Performance-Based Restricted Stock or Stock Units	Stock Options
Death and Long-term Disability (“LTD”) for awards granted in 2006	Award vests in full upon the date of death or LTD.	A pro rata portion of the award, calculated as of the date of death or LTD, will continue to vest and payout at the end of the performance period based on actual results.	Awards vest in full upon the date of death or LTD and are exercisable as follows: For the for the one-year period following the date of death or LTD, regardless of the expiration date. If the death or LTD occurs on or after age 55, until the earlier of the three year period or after death or LTD and the expiration date, but in no event earlier than one year following the date of death or disability.
Death and Long-term Disability (“LTD”) for awards granted in 2007	Award vests in full upon the date of death or LTD.	A pro rata portion of the award, calculated as of the date of death or LTD, will continue to vest and payout at the end of the performance period based on actual results.	Awards vest in full upon the date of death or LTD are and are exercisable as follows: If death or LTD occurs before age of 55, until the later of the one-year anniversary of the death or LTD and the Expiration Date. If death or LTD occurs on or after age 55, this Option may be exercised until the later of the third anniversary of the date of death or LTD and the Expiration Date.
Retirement	Pro rata portion will become fully vested as of date of retirement.	A pro rata portion of the award, calculated as of the date of retirement, will continue to vest and payout at the end of the performance period based on actual results.	Unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date.
Termination due to Reduction in Force (“RIF”)	Pro rata portion will become fully vested as of date of RIF.	A pro rata portion of the award, calculated as of the date of RIF, will continue to vest and payout at the end of the performance period based on actual results.	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.
Voluntary Resignation	Award is forfeited.	Award is forfeited.	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.

Situation	Restricted Stock or Stock Units	Performance-Based Restricted Stock or Stock Units	Stock Options
Involuntary Termination for Cause	Award is forfeited.	Award is forfeited.	Award is forfeited.
Change in Control (“CIC”) for awards granted in 2006	If Company assumes, and
termination occurs (other
than for cause or
disability) within 24
months of CIC, award
vests in full upon
termination. If Company
does not assume, award
vests in full immediately
	prior to CIC.	If Company assumes, and termination occurs (other than for cause or disability) within 24 months of CIC, award vests in full upon termination. If Company does not assume, award vests in full immediately prior to CIC.

If Company assumes, vesting continues as scheduled and options are exercisable as set by the grant agreement. If Company assumes and termination occurs (other than for cause or voluntary termination for good reason) within 24 months after CIC, award vests in full and are exercisable the later of last date on which it would be exercisable in the absence of CIC or the first anniversary of the termination, but in no case no later than natural expiration.

If Company does not assume, award vests in full immediately prior to CIC and exercise periods are not specified.

Situation	Restricted Stock or Stock Units	Performance-Based Restricted Stock or Stock Units	Stock Options
Change in Control (“CIC”) for awards granted in 2007	If Company assumes and
termination (other than
for cause or disability,
and, in the case of
employees who are
subject to the NCR CIC
Plan and/or Severance
Plan, for good reason)
occurs within 24 months
of CIC, award vests in
full upon termination of
	employment.	If Company assumes and CIC occurs on or prior to the first anniversary of the grant, award vests in full at the end of the performance period at target. If Company assumes and CIC occurs after the first anniversary of the grant, award vests in full at the end of the performance period (without regard to performance after the CIC or pro-ration) based on actual performance through the end of the calendar year immediately prior to CIC.	If Company assumes, vesting continues as scheduled and are exercisable as set by the grant agreement. If Company assumes and termination occurs (voluntary or involuntary other than for cause or disability) within 24 months of CIC, award vests in full and are exercisable the earlier of the natural expiration or the first anniversary of the termination date.
	If Company does not assume, award vests in full immediately prior to CIC.	If Company does not assume and CIC occurs on or prior to the first anniversary of the grant, award vests in full prior to the CIC at target. If Company does not assume and CIC occurs after the first anniversary of the grant, award vests in full immediately prior to the CIC (without regard to performance after the CIC or pro-ration) based on actual performance through the end of the calendar year immediately prior to CIC. If Company assumes and termination occurs (involuntary or voluntary other than for cause or disability) within 24 months after CIC award vests according to the above provisions, as applicable, immediately upon date of termination.	If Company does not assume, award vests in full immediately prior to CIC and exercise periods are not specified.

There are grants outstanding and unvested under the Management Stock Plan from the years 2005, 2004 and 2003. The vesting treatment upon termination differs based on the vehicle and the termination reason as outlined below. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of a minimum of eighteen month’s duration, as well as a confidentiality provision.

Situation	Restricted Stock	Performance-Based Restricted Stock	Stock Options
Death and Long-term Disability	Award vests in full upon date of death or LTD.	N/A	Award vests in full upon the date of death or LTD and are exercisable for the ten-year life of the grant.
Retirement	Award is forfeited.	N/A	Award vests in full. Award may be exercised for the ten-year life of the grant.
Termination due to Reduction in Force	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Voluntary Resignation	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Involuntary Termination for Cause	Award is forfeited.	N/A	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.
Change-in- Control	Award is forfeited.	N/A	Awards vest in full upon the date of CIC. Term is determined by the succeeding company.

2007 Potential Payments Upon Termination and Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table.

	Change in Control / Severance	Reduction-in-Force (5),(6)	Death	Disability	Voluntary Resignation
Nuti, William
Cash	$6,000,000	$3,000,000	N/A	N/A	N/A
Prorata Bonus	2,368,432	2,368,432	2,368,432	2,368,432	N/A
Stock Option(1)	8,637,620	2,440,400	8,637,620	8,637,620	N/A
Restricted Stock & Performance-Based Shares(1)	7,902,760	884,731	884,731	884,731	N/A
Welfare Benefits	40,377	14,345	N/A	N/A	N/A
Excise Tax Gross-Up(1),(2),(3),(4)	7,669,133	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(7)	N/A	N/A	1,200,000	N/A	N/A
Disability Payments(8)	N/A	N/A	N/A	N/A	N/A

TOTAL	$32,628,322	$8,717,908	$13,090,783	$11,890,783	$—

Bocian, Peter
Cash	N/A	N/A	N/A	N/A	N/A
Prorata Bonus	N/A	N/A	N/A	N/A	N/A
Stock Option	N/A	N/A	N/A	N/A	N/A
Restricted Stock & Performance-Based Shares	N/A	N/A	N/A	N/A	N/A
Welfare Benefits	N/A	N/A	N/A	N/A	N/A
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Outplacement	N/A	N/A	N/A	N/A	N/A
Life Insurance	N/A	N/A	N/A	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$—	$—	$—	$—	$—

Fishman, Robert
Cash	$1,260,000	$120,000	N/A	N/A	N/A
Prorata Bonus	270,318	270,318	270,318	270,318	N/A
Stock Option	80,142	—	80,142	80,142	—
Restricted Stock & Performance-Based Shares	271,281	26,969	26,969	26,969	N/A
Welfare Benefits	35,894	4,554	N/A	N/A	N/A
Excise Tax Gross-Up	804,353	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,200,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$2,731,988	$431,841	$1,577,429	$377,429	$—

Collins, Malcolm
Cash	$2,771,627	$263,965	N/A	N/A	N/A
Prorata Bonus	575,489	575,489	575,489	575,489	N/A
Stock Option	958,208	—	958,208	958,208	—
Restricted Stock & Performance-Based Shares	1,720,856	131,539	131,539	131,539	N/A
Welfare Benefits	7,664	889	N/A	N/A	N/A
Excise Tax Gross-Up	1,998,408	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,200,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$8,042,252	$981,882	$2,865,236	$1,665,236	$—

	Change in Control / Severance	Reduction-in-Force (5),(6)	Death	Disability	Voluntary Resignation
Lieb, Peter
Cash	$1,296,000	$202,500	N/A	N/A	N/A
Prorata Bonus	373,029	373,029	373,029	373,029	N/A
Stock Option	691,333	—	691,333	691,333	—
Restricted Stock & Performance-Based Shares	1,199,805	112,609	112,609	112,609	N/A
Welfare Benefits	2,680	—	N/A	N/A	N/A
Excise Tax Gross-Up	1,094,524	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,200,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$4,667,371	$698,138	$2,376,971	$1,176,971	$—

Wallace, Christine
Cash	$1,995,000	$190,000	N/A	N/A	N/A
Prorata Bonus	515,841	515,841	515,841	515,841	N/A
Stock Option	504,230	—	504,230	504,230	—
Restricted Stock & Performance-Based Shares	1,590,499	116,967	116,967	116,967	N/A
Welfare Benefits	37,558	4,554	N/A	N/A	N/A
Excise Tax Gross-Up	1,188,919	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance	N/A	N/A	1,200,000	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$5,842,047	$837,362	$2,337,038	$1,137,038	$—

Koehler, Michael(9)
Cash	N/A	N/A	N/A	N/A	N/A
Prorata Bonus	N/A	N/A	N/A	N/A	N/A
Stock Option	N/A	N/A	N/A	N/A	N/A
Restricted Stock & Performance-Based Shares	N/A	N/A	N/A	N/A	N/A
Welfare Benefits	N/A	N/A	N/A	N/A	N/A
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Outplacement	N/A	N/A	N/A	N/A	N/A
Life Insurance	N/A	N/A	N/A	N/A	N/A
Disability Payments	N/A	N/A	N/A	N/A	N/A

TOTAL	$—	$—	$—	$—	$—

(1)  Equity valuations assume closing price of NCR stock on December 31, 2007 of $25.10.

(2)  For purposes of calculating the excise tax gross up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:

      (a)  Volatility – 32.24%

      (b)  Dividend Yield – 0%

      (c)  Risk Free Rate – 4.48%

      (d)  Option Term – expected option term of 5.0 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)

(3)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:

      (a)  Short Term – 4.61%

      (b)  Mid Term – 4.91%

      (c)  Long Term – 5.60%

(4)  The excise tax gross up is calculated using a 20 percent excise tax rate and a 40 percent individual income tax rate.

(5)  Cash severance payment is subject to individual negotiation. The amount provided is an estimate.

(6)  The payments reported in these columns include only unvested awards. Vested equity is reported in the Outstanding Equity Awards at Fiscal Year-End Table. Equity would accelerate upon termination for good reason as well.

(7)  Proceeds would be payable by a third-party insurer.

(8)  Named Executive Officers in the U.S. are provided with core disability payments as discussed under “Death and Disability Benefits” on page 52. Messrs. Nuti, Fishman, Lieb and Koehler and Ms. Wallace each opted for core coverage for 2007. Mr. Collins would have received GBP 112,600 (approximately $227,797) per year as long-term disability benefits.

(9)  Mr. Koehler earned nine months of his award payable under the Management Incentive Plan during the time he was employed with NCR. In addition, his equity was converted to awards based on Teradata common stock.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program effective as of April 24, 2007. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Prior to the Spin-Off (the period from January 1, 2007 to September 30, 2007), under the Director Compensation Programs in effect in 2007, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Chairman of the Board (Mr. Ringler) received an additional retainer of $165,000, and each director serving on the Audit Committee received an additional retainer of $5,000. The Chair of the Committee on Directors and Governance (Mr. Prahalad) received an additional retainer of $9,000, and the Chairs of the Audit Committee (Mr. Boykin) and Compensation and Human Resource Committee (Ms. Levinson) each received an additional retainer of $12,000. All retainers were paid on a prorated basis.

Following the Spin-Off, effective as of October 1, 2007, the following changes occurred. Messrs. Ringler, Stavropolous and Lund ceased to serve on the Board of Directors of NCR in order to serve on the Board of Directors of Teradata Corporation. Mr. Nuti was elected as Chairman of the Board and received no additional remuneration for his service in such capacity. Ms. Levinson was elected Independent Lead Director of the Board and received an additional annual retainer of $75,000 for such service. All other director compensation-related matters were unchanged following the Spin-Off.

Prior to January 1 of each year, a director may elect to receive all or a portion of his or her annual retainer in NCR common stock instead of cash. In addition, a director may elect to defer receipt of shares of common stock payable in lieu of cash. Beginning in 2007, deferral elections for NCR common stock for retainers made in 2007 and after will be paid out only in cash unless the director elects in writing, delivered to the Company no later than 60 days prior to the date of distribution (or the date of the first distribution, if made in installments), that all or any designated portion of the deferred stock account be paid in shares of NCR common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. The restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of NCR’s stockholders each non-employee director will be granted restricted stock or restricted stock units and options to purchase a number of shares of NCR common stock, the value of which is determined by the Directors Committee. Any restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units.

Pursuant to the Director Compensation Program, on the date of NCR’s 2007 annual meeting each non-employee director received an annual equity award valued at $62,500, which was granted in the form of 1,305 restricted stock units. Mr. Boykin, and former directors Messrs. Lund and Ringler, each elected to defer his receipt of the shares represented by the restricted stock units until the date upon which he ceases to serve as a director of NCR and/or Teradata Corporation. Each non-employee director also received an additional annual equity award valued at $62,500, which was granted in the form of options to purchase 3,252 shares of NCR’s common stock. The exercise price of for these options at the time of grant was $49.80, which was the closing price on the effective date of grant. The exercise price of these options was adjusted in connection with the Spin-Off using the same methodology applied in all other adjustments related to the Spin-Off.

2007 Director Compensation Table

The table below shows information on 2007 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or other compensation in 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b) (5),(6)		Stock Awards ($) (c) (8),(9),(10)	Option Awards ($) (d) (11),(12)	Total ($) (h)
Ringler, James; Former Chairman(1)	180,000		47,497	18,457	245,954
Levinson, Linda Fayne; Independent Lead Director(1),(2)	52,875	(7)	105,002	18,457	123,459
Boykin, Edward (Pete)(3)	—	(7)	142,562	18,457	161,019
Frissora, Mark	75,000		61,432	18,457	154,889
Daichendt, Gary	—	(7)	163,160	18,457	181,617
Lund, Victor	60,000		47,497	18,457	125,954
Prahalad, C.K.(4)	—	(7)	145,529	18,457	163,986
Stavropoulos, William	56,250		53,077	18,457	127,784

(1)  Mr. Ringler served as Chairman of the Board of Directors until October 1, 2007 at which time Mr. Nuti was named Chairman of the Board of Directors with Ms. Levinson serving as Independent Lead Director. Mr. Ringler left NCR’s Board of Directors to serve as Chairman of the Board of Directors for Teradata Corporation.

(2)  Ms. Levinson serves as Chair of the Compensation and Human Resource Committee. Additionally, she has served as Independent Lead Director since October 1, 2007. In connection with Ms. Levinsion’s new role as Independent Lead Director she received an additional $75,000 retainer per year beginning October 1, 2007. Ms. Levinson was appointed to serve as a member of the Committee on Directors and Governance in 2008, but she did not serve on this Committee or receive any compensation related to service for this Committee in 2007.

(3)  Mr. Boykin serves as Chair of the Audit Committee.

(4)  Mr. Prahalad serves as Chair of the Committee on Directors and Governance.

(5)  Amounts reported in this column represent the annual retainers and meeting fees earned by the directors in 2007 and paid in cash (“Cash Retainers”). Directors may elect to receive these Cash Retainers in the form of cash or common stock, or an even distribution of both. To the extent that a director elected to receive his or her Cash Retainers in common stock, such fees are not reported in column (b); however, the dollar amount, if any, recognized for financial statement reporting purposes in 2007 in accordance with FAS 123R with respect to such stock is reflected in the “stock awards” column (column (c)).

(6)  The Board of Directors adopted a new Director Compensation Program, effective April 24, 2007.

(7)  Messrs. Boykin, Daichendt and Prahalad elected to receive the following Cash Retainers earned in 2007 in the form of an equivalent number of shares: Mr. Boykin, $92,000; Mr. Daichendt, $80,000; and Mr. Prahalad, $89,000. Ms. Levinson elected to receive her Cash Retainers equally divided between cash and an equivalent number of shares, such that she received $52,875 in the form of cash and $52,875 in the form of shares. In the event a director elects to receive Cash Retainers in the form of stock, he or she may further elect to receive such stock currently or at a future specified date. Mr. Boykin has elected to defer his receipt of shares in respect of his Cash Retainers until the date upon which he ceases to serve as a director.

(8)  The amounts reported in this column include the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with FAS 123R in connection with annual awards of Restricted Stock Units made to each non-employee director pursuant to the Director Compensation Program (“RSU Awards”). See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value of the RSU Award given to each non-employee director in 2007 was $62,500 which equated to 1,305 Restricted Stock Units.

(9)  The amounts reported in this column also include the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with FAS 123R with respect to Ms. Levinson and Messrs. Boykin, Daichendt and Prahalad who have elected to receive their Cash Retainers in the form of shares, as described in footnote 7 above. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value for Cash Retainers paid in stock on March 30, 2007 is $10,878 for Ms. Levinson, $23,002 for Mr. Boykin, $22,283 for Mr. Prahalad and $20,031 for Mr. Daichendt. The grant date fair value for Cash Retainers paid in stock on June 29, 2007 is $10,876 for Ms. Levinson, $23,013 for Mr. Boykin, $20,018 for Mr. Daichendt and $22,277 for Mr. Prahalad. The grant date fair value for Cash Retainers paid in stock on September 7, 2007 is $10,900 for Ms. Levinson, $23,022 for Mr. Boykin, $20,041 for Mr. Daichendt and $22,289 for Mr. Prahalad. The grant date fair value for Cash Retainers paid in stock on December 29, 2006 are $10,917 for Ms. Levinson, $23,032 for Mr. Boykin, $20,035 for Mr. Daichendt and $22,261 for Mr. Prahalad.

(10)  Each non-employee director had 653 Restricted Stock Units unvested and outstanding as of December 31, 2007. Mr. Boykin, and former directors Messrs. Ringler and Lund, elected to defer their receipt of shares that would otherwise be issuable in respect of restricted stock units until they vest.

(11)  The amounts reported in this column is the dollar amount recognized for financial statement reporting purposes in 2007 in accordance with FAS 123R with respect to the annual stock option grants made to each non-employee director (“Option Awards”). See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The grant date fair value of the Option Award given to each non-employee director in 2007 was $62,500 and equated to 3,252 options to purchase NCR common stock.

(12)  The Option Awards outstanding as of December 31, 2007 for each of the non-employee directors who served in 2007 are as follows: Mr. Ringler, 71,586; Mr. Boykin, 42,976; Mr. Frissora, 22,976; Mr. Daichendt, 6,976; Ms. Levinson, 81,022; Mr. Lund, 30,976; and Mr. Prahalad, 81,022; and Mr. Stavropoulos, 68,976.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance under our Management Stock Plan that was in effect until April 25, 2006 and our Stock Incentive Plan that was adopted April 26, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders :
Management Stock Plan(1)	7,146,443		$12.80	0
Stock Incentive Plan(2)	3,443,712	(3)	$21.43	19,715,324
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total	10,590,155		$15.61	19,715,324

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. The plan contained an evergreen provision, pursuant to which the number of shares authorized under the plan was increased by 4% of the outstanding shares on the first day of the year for each year during the ten-year term of the plan without the need for additional Board or stockholder approval. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

(2)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006.

(3)  Includes a total of 954,562 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2007.

RELATED PERSON TRANSACTIONS

Our Committee on Directors and Governance is responsible for determining whether any conflicts of interest exist and the review and approval of each related party transaction. In January 2007 the Board of Directors formalized in writing a Related Person Transactions Policy.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy provides for our General Counsel to advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware. The Committee on Directors and Governance shall consider such related person transaction, unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors shall consider the transaction. Except as set forth below, no related person transaction not approved in advance shall be entered into by the Company unless the consummation of such transaction is expressly subject to ratification.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Factors that are reviewed by the Committee on Directors and Governance or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company previously considered and authorized a related party transaction involving Kimberly Bocian who was an employee of the Company until April 2007 and the wife of Peter Bocian, NCR’s former Senior Vice President and Chief Financial Officer. Ms. Bocian received total cash payments of approximately $108,841 during 2007. In addition, on March 1, 2007, Ms. Bocian received an award of 4,299 options to purchase shares of NCR stock and an award of 1,727 performance-based restricted stock units. However, both of these awards were forfeited upon her departure.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s financial statements for fiscal years 2007 and 2006, as well as the approximate worldwide fees billed for other services rendered by PwC in such years:

Service	2007	2006
Audit Fees(1)	$8,831,300	$7,779,400
Audit-Related Fees(2)	$400,800	$333,800
Subtotal	$9,232,100	$8,113,200
Tax Fees(3)	$1,092,900	$1,318,000
All Other Fees(4)	$13,700	$15,800
Subtotal	$1,106,600	$1,333,800
Total Fees	$10,338,700	$9,447,000

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC. The 2007 audit fees also include $1.9 million for services rendered for the audit of the historical financial statements of NCR’s Teradata Data Warehousing business, which was undertaken in connection with the spin-off of Teradata. In addition, this amount includes fees incurred for professional services rendered for the review of the interim financial statements included in Teradata’s filings with the SEC.

(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.

(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2007 and 2006 respectively, fees for tax services include:

(a)  $37,000 and $27,300 for tax compliance including the preparation, review and filing of tax returns;

(b)  $143,400 and $184,100 for Internal Revenue Service consultation and tax audit assistance;

(c)  $22,600 and $40,500 for local country statutory financial statement services incidental to the preparation of local country tax returns and a foreign tax consultation among other things; and

(d)  $889,900 and $1,066,100 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.

(4)  Includes fees for all other work performed by PwC that does not meet the above category descriptions. In 2007, of these fees: approximately 22% related to licensing of proprietary software, approximately 15% related to audits pertaining to a foundation and a dormant organization, and approximately 63% related to an excise tax refund interest calculation review. In 2006, of these fees: approximately 33% related to planning, advisory and tax services in connection with the liquidation of previously-acquired corporate entities after their operational integration into the Company; approximately 19% related to licensing of proprietary software; approximately 5% related to non-audit work regarding a compensation analysis performed by the Company; approximately 30% of these fees related to assistance with SEC filings for new stock plans; and approximately 13% of these fees related to audits pertaining to a foundation and a dormant organization.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2007 and 2006, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, one of its members is an “audit committee financial expert” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in October 2007, and is available on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2007, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee met with management frequently during the year to consider the adequacy of the Company’s internal control over financial reporting and spent considerable time and effort overseeing the Company’s compliance efforts in connection with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with NCR’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate Controller of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Dated:    February 26, 2008

The Audit Committee:

Edward P. Boykin, Chair

Gary Daichendt

C.K. Prahalad

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2008 to audit NCR’s consolidated financial statements. The Board has approved this selection and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 65) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board and Audit Committee recommend that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PricewaterhouseCoopers. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $16,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for election of directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 12 of this proxy statement.

Stockholder Proposals for 2009 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2009 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2009 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 12, 2008, nor later than 5:00 p.m., Eastern Time, on November 11, 2008.

The above notice and proxy statement are sent by order of the Board of Directors.

Peter M. Lieb

Senior Vice President,

General Counsel and Secretary

Dated:    March 11, 2008

Detach Here

....................................................................................................................................................................................

2008 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2008 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Peter M. Lieb, Senior Vice President, General Counsel and Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

1700 S. PATTERSON BOULEVARD DAYTON, OH 45479

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NCRCP1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NCR CORPORATION
NCR’S BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” PROPOSALS 1 and 2.
	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
1. Election of Directors.
Class C Nominees:
01) Mark P. Frissora
02) C.K. Prahalad	☐	☐	☐
Vote On Proposal				For Against Abstain

2. Ratification of the appointment of independent registered public accounting firm for 2008.				☐ ☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Note: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 23, 2008 at NCR’s World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

Important notice regarding internet availability of proxy materials for the Annual Meeting:
The Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, and 2007 Annual Report, are available at www.proxyvote.com.

▼    FOLD AND DETACH HERE    ▼

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 2008

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William Nuti, Peter Lieb and Anthony Massetti, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 23, 2008, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” EACH OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Changes/Comments: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ __ _ _ _ _ _ _

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)